Exhibit 2.4

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

NATIONAL PROCESSING COMPANY,

VANTIV, LLC,

LITLE & CO. LLC,

LITLE HOLDINGS LLC,

the

MEMBERS NAMED HEREIN

and

THOMAS J. LITLE IV, as MEMBERS’ REPRESENTATIVE

i

[Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The exhibits and schedules will be provided to the SEC upon request.]

SCHEDULES:

Schedule A	Pro Rata Interests
Schedule B	Company Transaction Expenses
Schedule C	SAR Payments
Schedule 1.1(a)(i)	Form Working Capital Statement
Schedule 3.2(b)	Binding Effect; Noncontravention
Schedule 3.5	Qsubs
Schedule 4.1	Organization, Qualification and Organizational Power
Schedule 4.3	Approvals and Consents
Schedule 4.4(b)	Outstanding Options and Other Rights to Capital Stock
Schedule 4.5	Subsidiaries
Schedule 4.7	Absence of Certain Changes
Schedule 4.8	Undisclosed Liabilities
Schedule 4.10	Company Leases
Schedule 4.11	Title to Assets
Schedule 4.13(b)	Company Intellectual Property
Schedule 4.13(h)	Third Party Intellectual Property
Schedule 4.13(j)	Open Source Materials
Schedule 4.14	Company Employee Plans
Schedule 4.15	Employees
Schedule 4.16(a)	Company Material Contracts
Schedule 4.17	Insurance
Schedule 4.18	Litigation
Schedule 4.19	Brokers
Schedule 4.20	Compliance
Schedule 4.22	Affiliated Transactions
Schedule 4.23(a)	Merchants, Merchant Originators, Vendors and Resellers
Schedule 4.23(c)	Material Contracts Requiring Consent Upon a Change of Control
Schedule 5	Purchaser Disclosure Schedule
Schedule 6.1	Exceptions to Covenants by the Company
Schedule 7.3	Legal Conditions to the Transaction
Schedule 7.7	Continuing Employees
Schedule 8.3	Employee Agreements

EXHIBITS:

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Instrument of Assignment
Exhibit C	Minimum Cash Amount
Exhibit D	License Agreement
Exhibit E	Form of Agreement Not to Disclose Confidential Information and Not to Compete
Exhibit F	Form of Press Release
Exhibit G	Form of Non-Compete
Exhibit H	Employee Agreements

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of October 26, 2012, by and among National Processing Company, a Nebraska corporation (“Purchaser”), Vantiv, LLC, a Delaware limited liability company, as guarantor of Purchaser’s obligations hereunder (“Parent”), Litle & Co. LLC, a Delaware limited liability company (the “Company”), Litle Holdings LLC, a Delaware limited liability company (the “Seller”), the Persons named as members on the signature pages attached hereto (the “Members”) and Thomas J. Litle IV, in his capacity as the Members’ Representative, Purchaser, the Company, Seller, the Members and the Members’ Representative are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”  Capitalized terms which are used but not otherwise defined herein are defined in Section 1.1 below.

WHEREAS, as of the date hereof, Seller owns all of the Shares; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller agrees to sell to Purchaser and Purchaser agrees to purchase from the Seller all of the Shares owned by the Seller, on and subject to the terms and conditions contained herein (the “Transaction”);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1                              Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Audit Firm” means an auditing firm located in the United States, with an office in Massachusetts, mutually agreeable to the Purchaser and the Seller.

“Business” means the business and operations carried on by the Company as of the date hereof.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Massachusetts, or is a day on which banking institutions located in the Commonwealth of Massachusetts are authorized or required by law or other governmental action to close.

“Buyback Sellers” means the individuals referenced in Schedule 4.4(b).

“Buyback Shares” means the Shares that may be acquired by the Buyback Sellers from the Company prior to the Closing.

“Cash” means, with respect to the Company and its Subsidiaries, as of the close of business on the day immediately preceding the Closing Date, all cash and cash equivalents held by the Company or any of its Subsidiaries at such time (other than fiduciary funds), determined in accordance with GAAP.  For avoidance of doubt, Cash shall (1) be calculated net of issued but uncleared checks and drafts, (2) include checks and drafts deposited for the account of the Company and its Subsidiaries but not yet posted, (3) not include merchant reserves and (4) not include the Wells Fargo Reserve.

“Card Association” means MasterCard International, Inc., VISA U.S.A., Inc., VISA International, Inc., Discover, JCB, American Express, Diners Club, Voyager, Carte Blanche and any other material card association, debit card network or similar entity with whom the Company and/or any of its Subsidiaries may directly or indirectly have a sponsorship agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Operating Agreement” means the Limited Liability Company Agreement of the Company dated as of December 31, 2008 by and between the Company and the member thereof.

“Company Transaction Expenses” means the expenses incurred by Seller and the Company as set forth on Schedule B (which Schedule includes all fees of any brokers set forth on Schedule 4.19 hereof), which schedule shall be updated by the Company as of the Closing.

“Contract” means any agreement, contract, obligation, commitment or undertaking, including leases.

“Controlling Party” means the Party controlling the defense of any Third Party Claim.

“Data Compromise” shall mean any unauthorized acquisition (and, as to the Company’s employees, unauthorized acquisition means Company employees exceeding the scope of their authorized acquisition), unauthorized disclosure, or theft of any Sensitive Data (as defined below) while it resides in (including as it passes through) any payment processing system of the Company (which may include but is not limited to any server, hardware and/ or software thereof). As used in this definition, “Sensitive Data” means data that is subject to the requirements of the Payment Card Industry Data Security Standard and, prior to the applicability of the Payment Card Industry Data Security Standard to such data, as was subject to the requirements of VISA’s Cardholder Information Security Program, VISA’s Account Information Security program (AIS), MasterCard’s Site Data Protection program, American Express’ Data Security Operating Policy, and/or Discover’s Information Security and Compliance (DISC) program.

“Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit A.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Fund” means the fund established pursuant to the Escrow Agreement, including the Escrow Amount paid by Purchaser to the Escrow Agent at the Closing, together with all interest thereon.

“Estimated Working Capital Deficit” means the amount, if any, by which Target Working Capital exceeds Estimated Working Capital.

“Estimated Working Capital Excess” means the amount, if any, by which Estimated Working Capital exceeds Target Working Capital.

“Form Working Capital Statement” means the form statement of Working Capital of the Company set forth in Schedule 1.1(a)(i) hereto.

“FTC” means the Federal Trade Commission.

“FTC Act” means the Federal Trade Commission Act of 1914, as amended.

“Fundamental Representations” means the representations and warranties set forth in Section 3.2(c), Section 3.3, Section 4.2, Section 4.4, Section 4.9, the first sentence of Section 4.11, the last sentence of Section 4.13(b), Section 4.14, Section 4.19, and Section 5.2(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any federal, state, local or foreign government or any court, administrative agency, or government authority acting under the authority of the federal or any state, local or foreign government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means any Taxes imposed upon or measured by net income or franchise taxes.

“Indebtedness” with respect to any Person means as of any particular time with respect to the Company and/or any of its Subsidiaries, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable, in each case other than the current liability portion of any such indebtedness; (ii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but, in each case, excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations under leases required to be capitalized in accordance with GAAP; (iv) all obligations for the reimbursement of any obligor on any drawn letter of credit; (v) all obligations under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) for the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) secured by any Lien (excluding Permitted Liens) on any property or asset of the Company or any of its Subsidiaries.

“Individual Matter” means any indemnification claim or series of indemnification claims arising from the same or similar underlying event or circumstance.

“Instrument of Assignment” means the instrument by which the Seller sells, assigns and transfers its Shares to Purchaser, which shall be in the form set forth on Exhibit B attached hereto.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of Thomas J. Litle IV, Thomas J. Litle V, Andrew Sutherland, Dave Burrows, Dave Tarbox, Jason Pavona, Stephen Richardson, and David Kamins, including the actual knowledge obtained after inquiry by each such Person of the employees reporting directly to such Person.

“Legal Requirement” means any United States federal, state or local or foreign law, common law, statute, ordinance, code, rule, or regulation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity.

“Liens” means any claim, lien (statutory or otherwise), encumbrance, pledge, Loss, restriction, charge, instrument, license, preference, priority, security agreement, covenant, right of recovery, option, charge, hypothecation, easement, security interest, right of way, encroachment, mortgage, deed of trust, imperfection of title, or other encumbrance or charge of any kind or nature whatsoever.

“Litle Patent Application” means that certain patent application filed by Thomas J. Litle IV on April 2, 2008 with the United States Patent and Trademark Office and assigned the serial number 12/061,080.

“Losses” means, with respect to any Person, any liability, loss, damage, cost, expense, fine, penalty or obligation, including any liability for Taxes, and including any attorneys’ fees, costs and expenses.

“Material Adverse Effect” means any fact, event, circumstance or change affecting the Company which, individually or in the aggregate, when taken together with one or more other facts, events, circumstances or changes affecting the Company is adverse in any material respect to (a) the financial condition, business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Seller or the Company to perform their respective material obligations hereunder; provided, however, that, with regard to (a) above, none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect: (i) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or the pendency or announcement of the transactions contemplated by this Agreement, including, without limitation actions of competitors, strategic partners or collaborators or losses of employees; (ii) changes in law, rules or regulations or generally accepted accounting principles or the interpretation or method of enforcement thereof, except to the extent the Company and its Subsidiaries are disproportionately affected relative to other participants in the markets or industries in which the Company and its Subsidiaries conduct business; (iii) changes in the markets or industries in which the Company or any of its Subsidiaries conducts business, except to the extent the Company and its Subsidiaries are disproportionately affected relative to other participants in the markets or industries in which the Company and its Subsidiaries conduct business; (iv) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates; (v) any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser (including without limitation the dissolution of the Canadian Subsidiary); (vi) any natural disaster, sabotage, terrorism, military action or war (whether or not declared); or (vii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement.

“Merchant” means any customer for whom the Company or any of its Subsidiaries, directly or indirectly, provides or arranges to provide payment processing services.

“Minimum Cash Amount” means an amount that is equal to the balances of the ledger accounts set forth in Exhibit C as of the Closing.

“Non-controlling Party” means the party not controlling the defense of any Third Party Claim.

“Open Source License” means any software license that has the effect of subjecting any software (whether licensed from third parties or proprietary) that incorporates open source software that is the subject of such software license to the obligations of such software license.

“Open Source Materials” means any software, code or other content that is subject to or distributed under an Open Source License.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Payment Card Industry Data Security Standard” shall mean the information security standard, developed by the founding payment brands of the PCI Security Standards Council (including Visa, MasterCard, Discover, American Express, and JCB International) and applicable to certain organizations that handle payment and/or personal information.

“Permits” means all municipal, state, federal, local and foreign consents, orders, filings, franchises, permits, approvals, certificates, licenses, agreements, waivers, and authorizations held or used in connection with the Company, or required under any Legal Requirement for the operation of the Business.

“Permitted Liens” means for any Person (a) liens for Taxes or assessments and similar charges which are not delinquent or are being contested in good faith and by appropriate proceedings and for which an appropriate reserve has been established on the Person’s most recent balance sheet, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction, (c) covenants, conditions, restrictions, easements and other matters affecting the Person’s real property which do not materially impair such Person’s occupancy or use or the value or marketability of the real property which they encumber, and (d) encumbrances (including fee mortgages or ground leases) affecting such Person’s leased real property not created or granted by such Person which do not materially impair such Person’s occupancy or use or the value or marketability of the property which they encumber.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser or Parent to timely perform their obligations under this Agreement.

“SAR Payments” means the total aggregate amount of payments (including tax bonuses) that the Company is obligated to make to participants in the Company’s Phantom Share Appreciation Right Plan as a result of the Transaction, as estimated in Schedule C hereto, which schedule shall be updated by the Company as of the Closing.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the membership interests in the Company, represented by Common Shares and Voting Common Shares.

“Target Working Capital” means negative $1,000,000.

“Tax” and, with correlative meaning, “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, income, corporation, ad valorem, premium, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real or personal property, sales, use, gross receipts, service, value added, license, lease, service, service use, net worth, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, unclaimed property, windfall profits, customs duties, franchise, estimated or other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof; and such term shall include any interest, fines, penalties, assessments or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments or any contest or dispute thereof.

“Tax Proceeding” means any Tax audit, contest, action, suit, claim, arbitration, mediation, investigation, review or other judicial or administrative proceeding, audit, contest, review or dispute, at law or in equity, before or by any Governmental Entity or arbitral body.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes.

“Transaction Agreements” means this Agreement and the Escrow Agreements.

“Wells Fargo Reserve” means a general reserve account in the amount of $3,000,000 which was funded by the Company with Wells Fargo Bank, N.A. “WF”) pursuant to that certain Merchant Financial Services Agreement between WF and the Company dated December 30, 2011.

“Working Capital” means, as of a given date, the current assets of the Company (comprised of the same line items as set forth in the Form Working Capital Statement on Schedule 1.1(a)(i) as of such date) minus the current liabilities of the Company (comprised of the same line items as set forth in the Form Working Capital Statement on Schedule 1.1(a)(i) as of such date, other than the current portion of Indebtedness, including accrued interest, as of such date), as determined in accordance with and in a manner consistent with the Form Working Capital Statement and the procedures, practices, methodologies and standards as set forth, subject to, and in the manner described, reflected or implicit therein.

Section 1.2                              Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

Acquisition Proposal	7.1
Affiliated Persons	4.22
Adjusted Purchase Price	2.2
Agreement	Preamble
Antitrust Laws	7.3(b)
Antitrust Order	7.3(b)
Canadian Subsidiary	8.2(d)
Cap	11.3(b)
Cash Shortfall	2.4(g)
Closing	2.3
Closing Date	2.3
Closing Date Balance Sheet	2.4(c)
Closing Date Statement	2.4(c)
Company Employee Plans	4.14(a)
Company Indemnified Parties	7.5(a)
Company Intellectual Property	4.13(b)
Company Leases	4.10(b)
Company Material Contracts	4.16(a)
Company Permits	4.21
Confidentiality Agreement	6.2
Continuing Employees	7.7
Disclosure Supplement	13.7
Dispute	11.2(a)
Employee Benefit Plan	4.14(a)

Environmental Law	4.12(b)
ERISA	4.14(a)
ERISA Affiliate	4.14(a)
Escrow Amount	2.2
Estimated Closing Date Balance Sheet	2.4(a)
Estimated Excess Cash	2.4(a)
Estimated Working Capital	2.4(a)
Excess Cash	2.4(g)
Excess Working Capital	2.4(h)
Expiration Date	11.3(a)
Financial Statements	4.6(a)
Firm	13.14
Hazardous Substance	4.12(c)
Healthcare Reform Law	4.14(l)
Indemnified Person	11.2(a)
Indemnifying Person	11.2(b)
Initial Closing Date Certificate	2.4(a)
Intellectual Property	4.13(a)
IRS	4.14(b)
IP Contracts License Agreement	4.13(h) 4.13(d)
Members’ Representative	13.13(a)
Most Recent Balance Sheet	4.6(a)
Notice of Claim	11.2(a)
Outside Date	9.1(b)
Parent	Preamble
Parties	Preamble
Party	Preamble
Pre-Closing Period	6.1
Pro Rata Share	11.1(a)
Proprietary Information	13.1(a)
Purchase Price	2.2
Purchaser	Preamble
Purchaser Disclosure Schedule	Article V
Purchaser Employee Plan	7.7
Purchaser Indemnified Persons	11.1(a)
Purchaser Indemnification Claim	11.1(a)
Requisite Member	13.13(d)
Seller Indemnified Persons	11.1(b)
Seller Indemnification Claim	11.1(b)
Seller Objections	2.4(e)
Seller	Preamble
Subsidiary	4.5(a)
Third Party Claim	11.2(b)
Third Party Intellectual Property	4.13(h)
Third Party Notice	11.2(b)

Top Merchants	4.23(a)
Top Referral Partners	4.23(a)
Top Vendors	4.23(a)
Transaction	Preamble
Working Capital Shortfall	2.4(h)

Section 1.3                              Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (b) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation,” and (c) words importing the singular will also include the plural, and vice versa.  References to $ will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.  When calculating a period of time, the day after the reference day in calculating such period will be the first day in the period and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1                              Purchase and Sale.  At the Closing, upon the terms and subject to the conditions set forth herein, Purchaser shall purchase from the Seller, and the Seller shall, severally and not jointly, sell, convey, assign, transfer, and deliver to Purchaser, all of the Shares, free and clear of all Liens, other than Liens arising solely by action of Purchaser.

Section 2.2                              Purchase Price.  At the Closing, Purchaser shall pay to Seller and the Buyback Sellers for the Shares and the Buyback Shares an aggregate cash amount of Three Hundred Sixty-One Million Dollars ($361,000,000), minus (a) the Indebtedness of the Company and its Subsidiaries (if any) outstanding as of the Closing and not repaid by the Company upon the Closing, as set forth on the Initial Closing Date Certificate, minus (b) the unpaid Company Transaction Expenses outstanding as of the Closing and not paid by the Company upon the Closing, plus (c) the Estimated Working Capital Excess, minus (d) the Estimated Working Capital Deficit, plus (e) the Estimated Cash in excess of the Minimum Cash Amount, minus (f) the SAR Payments (the “Purchase Price”).  Twenty-Five Million Dollars ($25,000,000) of the Purchase Price (the “Escrow Amount”) shall be placed in escrow with the Escrow Agent in accordance with the provisions of Section 2.6 hereof.  The remainder of the Purchase Price shall be payable at the Closing as described in Section 2.5 below and shall be subject to adjustment after the Closing as provided in Section 2.4 (the Purchase Price, as so adjusted, being hereinafter referred to as the “Adjusted Purchase Price”).  All payments of the Adjusted Purchase Price and any payments pursuant to Sections 2.4(g), 2.4(h) and 7.9, and any distributions from the Escrow Fund for the account of the Seller and the Buyback Sellers, shall be made in the percentages set forth in Schedule A (provided that for purposes thereof the Seller’s percentages shall equal the sum of the Members’ Percentages).

Section 2.3                              The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Purchaser and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Purchaser and the Company.  Notwithstanding the foregoing, without the consent of the Company, the Closing shall not occur prior to the day which is 18 days following the date hereof.

Section 2.4                              Purchase Price Adjustment.

(a)                                 At least four (4) Business Days prior to the Closing Date, the Company will deliver to Purchaser a certificate (the “Initial Closing Date Certificate”), executed by the Vice President of Finance of the Company, setting forth the Company’s good faith estimate of (i) all the Indebtedness of the Company and its Subsidiaries outstanding as of the Closing, (ii) the unpaid Company Transaction Expenses as of the Closing, (iii) the Cash balance of the Company and its Subsidiaries as of the Closing in excess of the Minimum Cash Amount (the “Estimated Excess Cash”), (iv) the Working Capital as of the Closing (the “Estimated Working Capital”), along with a copy of the Company’s good faith estimated unaudited balance sheet as of the Closing (the “Estimated Closing Date Balance Sheet”) upon which such calculations are based.  The Estimated Closing Date Balance Sheet shall be derived in good faith from the books and records of the Company and shall be prepared on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies as were used in preparation of the Most Recent Balance Sheet.  The computation of Estimated Working Capital set forth in the Initial Closing Date Certificate and the Estimated Closing Date Balance Sheet shall be prepared in accordance with and in a manner consistent with the Form Working Capital Statement and the procedures, practices, methodologies and standards as set forth, subject to, and in the manner described, reflected or implicit therein.

(b)                                 If within two (2) Business Days following receipt of the Initial Closing Date Certificate, the Purchaser has not given the Company notice of its good faith objection to the Estimated Excess Cash or Estimated Working Capital calculations or the Estimated Closing Date Balance Sheet, the Purchase Price shall, in accordance with Section 2.2, be increased by the Estimated Excess Cash balance set forth on the Initial Closing Date Certificate and increased or decreased, as applicable, on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital Excess (if any) or the Estimated Working Capital Deficit (if any), as applicable, as set forth in the Initial Closing Date Certificate.  If Purchaser gives such notice of objection, the Company and Purchaser will work together in good faith to resolve the issues in dispute.  If all disputed issues are resolved, the Estimated Excess Cash and the Estimated Working Capital as agreed upon by Purchaser and the Company shall be used, respectively, as the Estimated Excess Cash for purposes of the adjustment of the Purchase Price in accordance with Section 2.2 and to compute the Estimated Working Capital Deficit or the Estimated Working Capital Excess,

as applicable.  If the Purchaser and the Company are unable, after acting in good faith, to resolve all such disputed issues within two (2) Business Days following Purchaser’s delivery of an objection to the Company’s Estimated Excess Cash or Estimated Working Capital calculations, the Estimated Excess Cash and the Estimated Working Capital Deficit or Estimated Working Capital Excess, as applicable, shall be as determined by the Audit Firm; provided, however, that if the aggregate value of the issues in dispute is less than $100,000, the Estimated Excess Cash and the Estimated Working Capital Deficit or Estimated Working Capital Excess, as applicable, shall be determined by the Company.

(c)                                  No later than ninety (90) calendar days after the Closing Date, the Purchaser shall cause to be delivered to the Seller a statement setting forth the Purchaser’s calculations of Cash and Working Capital as of the Closing (the “Closing Date Statement”) together with the balance sheet of the Company prepared as of the Closing from which such Closing Date Statement was derived (the “Closing Date Balance Sheet”).  The Closing Date Balance Sheet shall be derived in good faith from the books and records of the Company and shall be prepared on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies as were used in preparation of the Most Recent Balance Sheet.  The computation of Working Capital set forth in the Closing Date Statement and the Closing Date Balance Sheet shall be prepared by Purchaser in accordance with and in a manner consistent with the Form Working Capital Statement and the procedures, practices, methodologies and standards as set forth, subject to, and in the manner described, reflected or implicit therein.

(d)                                 Purchaser shall permit the Seller and its representatives reasonable access to the books and records, accountant’s work papers, personnel, and facilities of the Company in order to complete its review of the Closing Date Statement, the calculations of the Cash balance of the Company as of the Closing, the Working Capital as of the Closing and any Excess Working Capital or Working Capital Shortfall therein and the Closing Date Balance Sheet and for the purpose of resolving any disputes with respect thereto.  Such access shall be at such times and in such a manner as shall not unreasonably interfere with Purchaser’s operation of the Business.

(e)                                  Within sixty (60) calendar days after its receipt of the Closing Date Statement, the Seller may either inform Purchaser in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth its objections in reasonable detail (the “Seller Objections”).  If the Seller delivers the Seller Objections and the Parties do not resolve all such Seller Objections on a mutually agreeable basis within twenty (20) days after Purchaser’s receipt of the Seller Objections, any Seller Objections as to which Purchaser and the Seller cannot agree upon may be submitted by either Purchaser or the Seller to an Audit Firm, who shall act as an expert and not an arbitrator, for resolution as provided herein.  The Audit Firm shall have the power, authority and duty to resolve any outstanding Seller Objections and the decision of the Audit Firm shall be final and binding upon the Parties.  Upon the agreement of the Parties or the decision of the Audit Firm, the Closing Date Statement, as adjusted in accordance with this Section 2.4, if necessary, shall be final and conclusive with respect to the calculation of the Cash balance of the Company and Working Capital as of the Closing.  If the Members’ Representative fails to deliver any Seller Objections to Purchaser within the first sixty (60) day period referred to above, the Closing Date Statement delivered by Purchaser shall be final and binding on the Parties.

(f)                                   In resolving any disputed item, the Audit Firm (i) shall be bound by the provisions of this Section 2.4, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value claimed for such item by either Purchaser or the Seller, (iii) shall restrict its decision to such items included in the Seller Objections which are then in dispute, (iv) may review only the written presentations of Purchaser and the Seller in resolving any matter which is in dispute and (v) shall use reasonable efforts to render its decision in writing within thirty (30) calendar days after the disputed items have been submitted to it.  Upon the resolution of all Seller Objections, the Closing Date Balance Sheet shall be revised to reflect the resolution.  If the Seller makes any Seller Objections, the fees, costs and expenses of the Audit Firm shall be paid (i) by the Seller if the Seller Objections are resolved in favor of Purchaser, or (ii) by Purchaser if the Seller Objections are resolved in favor of the Seller.  If the Seller Objections are resolved part in favor of the Seller and part in favor of Purchaser, such fees, costs and expenses shall be shared by Purchaser and the Seller in proportion to the aggregate amount of the Seller Objections resolved in favor of the Seller compared to the aggregate amount of the Seller Objections resolved in favor of Purchaser.  If the Seller is required to pay any fees, costs and expenses pursuant to this paragraph, then the Seller shall satisfy the payment of all such fees and expenses solely from the Escrow Fund, and the Seller shall not be individually liable with respect to any such amounts.

(g)                                  If the Cash balance of the Company as of the Closing in excess of the Minimum Cash Amount as finally determined in accordance with this Section 2.4 exceeds the Estimated Excess Cash (the amount of such excess, “Excess Cash”), Purchaser shall pay the amount in cash equal to the Excess Cash to the Seller and the Buyback Sellers in cash within five (5) Business Days after such final determination. If the Cash balance of the Company as of the Closing as finally determined in accordance with this Section 2.5 is less than the amount of Estimated Excess Cash (the amount of such shortfall, “Cash Shortfall”), the Cash Shortfall shall be paid from the Escrow Fund to Purchaser within five (5) Business Days after such final determination and Purchaser and the Members’ Representative shall deliver a joint written instruction to the Escrow Agent in accordance with the terms of the Escrow Agreement instructing the Escrow Agent to make such payment within such period.  The Parties shall treat any payments of Excess Cash or Cash Shortfall in accordance with this Section 2.4(g) as an adjustment to the Purchase Price.

(h)                                 If the Working Capital as of the Closing as finally determined in accordance with this Section 2.4 exceeds the amount of Estimated Working Capital (the amount of such excess, “Excess Working Capital”), Purchaser shall pay the amount in cash equal to the Excess Working Capital to the Seller and the Buyback Sellers in cash within five (5) Business Days after such final determination. If the Working Capital as of the Closing as finally determined in accordance with this Section 2.4 is less than the amount of Estimated Working Capital (the amount of such shortfall, “Working Capital Shortfall”), the Working Capital Shortfall shall be paid from the Escrow Fund to Purchaser within five (5) Business Days after such final determination and Purchaser and the Members’ Representative shall deliver a joint written instruction to the Escrow Agent in accordance with the terms of the Escrow Agreement instructing the Escrow Agent to make such payment within such period.  The Parties shall treat any payments of Excess Working Capital or Working Capital Shortfall in accordance with this Section 2.4(h) as an adjustment to the Purchase Price.

Section 2.5                              Payment of the Purchase Price; Closing Deliverables.  At the Closing:

(a)                                 Purchaser shall deliver or cause to be delivered to Seller:

(i)                                     a copy of resolutions of the board of directors of Purchaser and the manager of Parent authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretaries of Purchaser or Parent, as applicable as being true and correct copies of the originals which have not been modified or amended and which are in effect at the Closing;

(ii)                                  a certificate of the Secretary or an Assistant Secretary of each of Purchaser and Parent certifying as of the Closing as to the incumbency of the officers of Purchaser and Parent, respectively, and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of Purchaser and Parent, respectively;

(iii)                               a certificate, dated within ten (10) days of the Closing, of the Secretary of State of the State of Nebraska establishing that Purchaser is in existence and good standing under the laws of the State of Nebraska;

(iv)                              a certificate, dated within ten (10) days of the Closing, of the Secretary of State of the State of Delaware establishing that Parent is in existence and good standing under the laws of the State of Delaware; and

(v)                                 a counterpart of the Escrow Agreement executed by Purchaser and the Escrow Agent.

(b)                                 On the Closing Date, Purchaser shall pay by wire transfer of immediately available funds in accordance with instructions provided by Seller to Purchaser not less than two (2) Business Days prior to the Closing Date:

(i)                                     the Indebtedness of the Company outstanding as of the Closing Date and not repaid by the Company upon the Closing, as set forth in the Initial Closing Date Certificate;

(ii)                                  the Company Transaction Expenses outstanding as of the Closing Date and not paid by the Company upon the Closing, as set forth in the Initial Closing Date Certificate;

(iii)                               the Escrow Amount to the Escrow Agent; and

(iv)                              to the Seller and the Buyback Sellers, an amount equal to the Purchase Price less the Escrow Amount, in the percentages set forth in Schedule A.

(c)                                  The Seller shall deliver to Purchaser an Instrument of Assignment assigning its Shares to Purchaser pursuant to this Agreement; and

(d)                                 The Seller will cause the Company to deliver or cause to be delivered to Purchaser:

(i)                                     copies of resolutions of the managers of the Company and Seller authorizing the execution, delivery and performance by the Company and Seller of this Agreement and all related documents and agreements, certified by the Vice President of Finance of the Company and Seller, respectively, as being true and correct copies of the originals which have not been modified or amended and which are in effect at the Closing;

(ii)                                  a certificate of the Vice President of Finance of the Company certifying as of the Closing as to the incumbency of the officers of the Company and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Company;

(iii)                               a certificate of the Managing Member of the Seller certifying as of the Closing as to the incumbency of the officers of the Seller and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of the Seller;

(iv)                              certificates, dated within ten (10) days prior to the Closing, establishing that the Company is in existence and otherwise is in good standing under the laws of the jurisdiction of its formation and each other jurisdiction in which it is required to be qualified to do business as a foreign limited liability company;

(v)                                 certificates, dated within ten (10) days prior to the Closing, establishing that the Seller is in existence and otherwise is in good standing under the laws of the jurisdiction of its formation and each other jurisdiction in which it is required to be qualified to do business as a foreign limited liability company;

(vi)                              a counterpart of the Escrow Agreement executed by the Members’ Representative;

(vii)                           payoff letters for all Indebtedness reflected on the Initial Closing Date Certificate setting forth the full amount of principal and interest necessary to repay such Indebtedness in full on the Closing Date; and

(viii)                        assignment agreements duly executed by the Buyback Sellers in form reasonably satisfactory to the Purchaser, assigning the Buyback Shares to the Purchaser.

Section 2.6                                    Escrow.  On the Closing Date, Purchaser shall deliver the Escrow Amount to the Escrow Agent by wire transfer, which amount shall be deemed withheld from the Purchase Price and shall be deposited with the Escrow Agent for the purpose of (a) securing the indemnification obligations of the Seller, the Members and the Buyback Sellers set forth in Section 11.1(a) in this Agreement and (b) satisfying any adjustments to the Purchase Price and the payment of any related fees pursuant to Section 2.4 hereof.  The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.  The Escrow

Fund shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Purchaser to enter into this Agreement and to purchase the Shares hereunder, the Seller hereby represents and warrants to Purchaser, subject to and except as otherwise expressly set forth in this Article III or in the Schedules attached hereto:

Section 3.1                                    Organization; Power; Authorization.  The Seller is validly existing and in good standing under the laws of the jurisdiction of its formation, and the Seller has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement.  The Seller’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action (trust or other) by the Seller.

Section 3.2                                    Binding Effect; Noncontravention.

(a)                                 This Agreement has been duly executed and delivered by the Seller.  This Agreement constitutes a valid and binding obligation of the Seller which is enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)                                 Except as set forth on Schedule 3.2(b), and except for the pre-merger notification requirements under the HSR Act, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms of, (ii) constitute a default under, (iii) result in the creation of any Lien (other than Liens arising solely by action of Purchaser) upon any Shares owned by the Seller pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any Contract to which the Seller is a party, or (B) limited liability company agreement of the Seller.

(c)                                  The Seller holds beneficially and of record all of the Seller’s Shares as set forth on Schedule 4.4(a), free and clear of any Liens (other than restrictions on transfer arising under the Securities Act and state or foreign securities laws).  The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of its Shares.  Upon consummation of the transactions contemplated hereby, Purchaser will acquire from the Seller at the Closing good and marketable title to the Shares owned by the Seller, free and clear of all Liens (other than restrictions on transfer arising under the Securities Act and state or foreign securities laws).

Section 3.3                                    Broker.  Except as set forth on Schedule 4.19, no broker, finder, agent, representative or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection herewith, based on any agreement or understanding with the Seller or any action taken by the Seller.

Section 3.4                                    No Action. The Seller (i) does not have any action or cause of action or other claim whatsoever against the Company or any Subsidiary and (ii) is not owed any amount by and does not owe any amount to the Company or any Subsidiary.

Section 3.5                                    S Corporation Status.  At all times since inception, for federal income tax purposes, the Seller has validly been treated as an “S corporation” within the meaning of Code Section 1361(a) and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation.  Since the date of the Seller’s S corporation election, neither the Seller nor any member of Seller has taken any position on any Tax return, nor has there been any act or omission by the Seller or any member of Seller that could form the basis for any revocation or invalidity of said S corporation election.  The Seller is not liable for and has no potential liability for any Tax under Section 1374 of the Code, nor will the Seller be liable for any Tax under said Section 1374 in connection with the deemed sale of the Seller’s assets (including the assets of any Qsub) caused by a Section 338(h)(10) Election.  Neither the Seller nor any Subsidiary has in the past ten years (i) acquired assets from another corporation in a transaction in which the Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (ii) acquired the stock of any corporation that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (a “Qsub”).  None of the Subsidiaries of the Seller is taxable as a corporation for U.S. federal income tax purposes.  Schedule 3.5 identifies each Subsidiary of the Seller that is a Qsub.  Each Subsidiary of the Seller so identified has been a Qsub at all times since the date shown on such schedule up to and including the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Purchaser to enter into this Agreement and to purchase the Shares hereunder, the Company hereby represents and warrants to Purchaser, subject to and except as otherwise expressly set forth in this Article IV or in the Schedules attached hereto:

Section 4.1                                    Organization, Qualification and Organizational Power.  The Company is a limited liability company, validly existing and in good standing under the laws of Delaware and has all limited liability company power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted and to enter into this Agreement and each of the other agreements to which it is a party and to carry out its obligations hereunder and thereunder.  Except as listed in Schedule 4.1 and except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect, the Company does not require a foreign qualification to do business in any jurisdictions in which it conducts business. The Company has delivered or made available to Purchaser complete and correct copies of the Company Operating Agreement and its certificate of formation (or other constitutive documents), and minute books as in effect on the date hereof.  Schedule 4.1 sets forth the current officers and managers of the Company.

Section 4.2                                    Authorization; Binding Effect.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of the Company, including any requisite approval of its managers and of the Seller.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  This Agreement has been, or upon execution and delivery thereof will be, duly executed and delivered by the Company.  This Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.3                                    Approvals and Consents.

(a)                                 Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement, the consummation of the Transaction nor compliance by the Company with any of the provisions of this Agreement will violate any Legal Requirement applicable to the Company, its Subsidiaries or any of their properties or assets in any material respect, or (a) conflict with, result in any breach of any of the terms, conditions or provisions of, constitute a default (whether with notice or lapse of time, or both) under, result in a violation of, give any third party the right to modify, terminate, cancel or accelerate any obligation under or result in the creation or imposition of any Lien upon any asset of the Company or its Subsidiaries, under the provisions of the Company Operating Agreement, certificate of formation or other constitutive documents of the Company or its Subsidiaries or (b) conflict with, result in any breach of any of the material terms, conditions or provisions of, constitute a material default (whether with notice or lapse of time, or both) under, result in a material violation of, give any third party the right to modify, terminate, cancel or accelerate any material obligation under or result in the creation or imposition of any Lien upon any material asset of the Company or its Subsidiaries, under the provisions of any note, bond, mortgage, indenture, Contract, lease, license, Permit or other instrument to which the Company or its Subsidiaries are a party or by which any material asset of the Company or its Subsidiaries is bound or affected.

(b)                                 No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transaction, except for the pre-merger notification requirements under the HSR Act.

Section 4.4                                    Capitalization.

(a)                                 The Shares represent all equity interests in the Company and are evidenced solely by the Company Operating Agreement.  All of the Shares have been fully paid for and are free of all preemptive rights, and on the date hereof are held of record by the Seller.  All of the Shares have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(b)                                 There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could entitle any Person to acquire any interest in the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.4(b), there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of its Subsidiaries.  The Company is not a party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any membership interests in the Company or any of its Subsidiaries.  The Company has no obligation to repurchase, redeem or otherwise acquire any Shares in the Company.

Section 4.5                                    Subsidiaries.

(a)                                 Schedule 4.5(a) sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.  For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b)                                 Each Subsidiary of the Company is a corporation or limited liability company validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Material Adverse Effect.

(c)                                  The Company has made available to the Purchaser complete and accurate copies of the operating agreement or charter documents of each Subsidiary of the Company.

(d)                                 Schedule 4.5(d) sets forth a true and correct list of all of the assets of the Canadian Subsidiary.

Section 4.6                                    Financial Statements.  The Company has made available to Purchaser copies of the following consolidated financial statements for the Company (collectively, the “Financial Statements”): (i) the Company’s audited consolidated balance sheet and related consolidated statements of income, cash flows and changes in shareholders’ equity as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, and (ii) the Company’s unaudited interim consolidated balance sheet as of and for the nine (9) months ending September 30, 2012 (the “Most Recent Balance Sheet”) and related statement of income for such period.  The Financial Statements are derived from the books and records of the Company and fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries at the dates therein indicated and the combined results of operations of the Company and its Subsidiaries for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to such financial statements and (ii) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments.

Section 4.7                                    Absence of Certain Changes.  Except as expressly contemplated by this Agreement or as set forth in Schedule 4.7, between the date of the Most Recent Balance Sheet and the date of this Agreement, there has not occurred:

(a)                                 any event that has had a Material Adverse Effect;

(b)                                 any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) of any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies and raw materials in the Ordinary Course of Business;

(c)                                  any sale, lease, license, pledge or other disposition of any material asset of the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(d)                                 any material capital expenditures or commitments therefor, except in the Ordinary Course of Business;

(e)                                  the incurrence of any Indebtedness or any guarantee of any Indebtedness of another person (other than (A) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (B) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) any issuance, sale or amendment of any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, any guarantee of any debt securities of another person, any “keep well” or other agreement to maintain any financial statement condition of another person or any arrangement having the economic effect of any of the foregoing, (iii) any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, except for investments in the Ordinary Course of Business in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(f)                                   except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) the adoption, entering into, termination or material amendment of any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former manager, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) any increase of the compensation or fringe benefits of any manager, officer or employee not already set forth on Schedule 7.7, (iii) any acceleration of the payment, right to payment or vesting of any material compensation or benefits, including any interest or right outstanding under the Company’s Phantom Share Appreciation Right Plan, other than as contemplated by this Agreement, or (iv) any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(g)                                  any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(h)                                 except as required to comply with a Legal Requirement, any material election or change to any material election in respect of Taxes, adoption or change to any accounting method in respect of Taxes, any amendment to a material Tax Return, settlement of any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(i)                                     any cancellation or compromise of any debt or claim or any material and adverse (from the Company’s perspective) amendment, modification, cancellation, termination, relinquishment, waiver or release of any contract or right, in an aggregate amount greater than $150,000 and outside of the Ordinary Course of Business;

(j)                                    any settlement or any material actions, suits or proceedings;

(k)                                 any material changes to the amount of its merchant reserves; or

(l)                                     any agreement, commitment, arrangement or understanding to do anything set forth in this Section 4.7.

Section 4.8                                    No Undisclosed Liabilities.  Except as may be disclosed in Schedule 4.8 or in the Most Recent Balance Sheet and except for liabilities incurred in the Ordinary Course of Business after the date of the Most Recent Balance Sheet, the Company and its Subsidiaries do not have any material liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company.

Section 4.9                                    Taxes.

(a)                                 Each of the Seller, Company and the Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns are correct and complete in all material respects.  Each of the Seller, Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable.

(b)                                 All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely and properly paid to the appropriate Governmental Entity.

(c)                                  Neither the Seller, nor the Company nor any Subsidiary is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company.  With the exception of customary commercial leases or contracts entered into in the Ordinary Course of Business and liabilities thereunder, neither the Seller, nor the Company nor any Subsidiary (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor or pursuant to any contractual obligation for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(d)                                 The Seller or the Company have delivered or made available to Purchaser complete and correct copies of all Tax Returns of the Seller, the Company and any Subsidiary relating to Taxes for all taxable periods since December 31, 2008.

(e)                                  No examination or audit of any Tax Return of the Seller, the Company or any Subsidiary by any Governmental Entity is currently in progress, and neither the Seller, nor the Company, nor any Subsidiary is otherwise a party to any action involving a Governmental Entity that is related to Taxes.  Neither the Seller, nor the Company nor any Subsidiary has been notified orally (to the Knowledge of the Company) or in writing that a Governmental Entity (i) intends to conduct such an audit or examination or initiate such an action; (ii) is requesting additional information related to a Tax Return or Tax matters; or (iii) is asserting a deficiency or proposing an adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against the Company or any Subsidiary. All deficiencies asserted, or assessments made, against the Seller, Company or any Subsidiary as a result of any audit or examination of by any Governmental Entity have been fully paid.  Neither the Seller, nor the Company, nor any Subsidiary has been informed in writing by any jurisdiction in which the Company or any Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.  Neither the Seller, nor the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f)                                   There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Seller, Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or the Closing Date.  No Governmental Entity has proposed any such adjustments or change in accounting method.  Neither the Seller, nor the Company, nor any Subsidiary (i) has an application pending with any Governmental Entity requesting permission for any change in accounting method, or (ii) has been the subject of a Tax ruling that would have continuing effect after the Closing Date.  Neither the Seller, nor the Company, nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) election under Section 108(i) of the Code; or (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

(g)                                  Neither the Seller, nor the Company, nor any Subsidiary is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.  Neither the Seller, nor the Company, nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Law); or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any similar provision of state, local or foreign Law).

(h)                                 Neither the Seller, nor the Company, nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Seller, the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(i)                                     There are no liens for Taxes upon any of the assets of the Seller, the Company, or any Subsidiary, other than Permitted Liens.

(j)                                    Neither the Company nor any Subsidiary has been a party to or otherwise engaged in any reportable transaction as defined in Section 6707A(c)(i) of the Code or a listed transaction as defined in Treasury Regulation Section 1.6011-4(b).

(k)                                 Neither the Seller, nor the Company, nor any Subsidiary has received any notice of any ongoing escheatment, abandoned or unclaimed property-related investigation, examination, audit or other action by any Governmental Entity against the Seller, the Company or any Subsidiary, and to the Company’s Knowledge, there is no escheatment, abandoned or unclaimed property related investigation, examination, audit or other action threatened by any Governmental Entity.

(l)                                     The Company since its inception has been a disregarded entity for Federal, state, foreign and local Tax purposes.

(m)                             The Company has not made an election to be treated as a corporation for Federal, state, foreign and local Tax purposes or any other purpose.

(n)                                 For purposes of determining the Tax treatment to the Purchaser and Seller of the acquisition and sale of all of the Shares, the Purchaser will be treated as acquiring, and the Seller shall be treated as selling, the assets of the Company in exchange for the consideration paid for the Shares pursuant to this Agreement (including any assumed liabilities to the extent properly taken into account under the Code).

Section 4.10                             Owned and Leased Real Properties.

(a)                                 Neither the Company nor any of its Subsidiaries owns, nor has ever owned, any real property.

(b)                                 Schedule 4.10 sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in material default under any of the Company Leases, and the Company has not received written notice of any default under any Company Leases which remains uncured. All rents, including additional rents and expenses payable to landlord or third parties pursuant to any Company Leases are current.  Company has not alleged in writing any default by any landlord pursuant to any Company Leases which remain uncured.  All landlords pursuant to the Company Leases have paid in full all tenant allowances, renovation costs and rent concessions to which the Company is entitled under such Company Lease.  All renovations and tenant work with respect to any premises leased pursuant to the Company Leases are complete and the leasehold interests are free of any liens and encumbrances, including, without limitation, all construction, materialmen’s and mechanic’s liens and the Company has not commenced any construction or taken any other action which may result in such a lien.  Except as set forth in Schedule 4.10, neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person.  The Company has made available to the Purchaser complete and accurate copies of all Company Leases.

Section 4.11                             Title to Assets.  Except for Permitted Liens and as otherwise set forth on Schedule 4.11, the Company and each Subsidiary has good and marketable title to, or a valid leasehold interest in, the material tangible personal properties and material tangible personal assets used in its business as it is presently being conducted or included in the Financial Statements or acquired after the date thereof (except for inventory and other assets sold or disposed in the Ordinary Course of Business) free and clear of all Liens.  Neither the Company nor any Subsidiary has received any written notice of violation or default under any material Legal Requirement or material contractual requirement relating to its owned or leased tangible personal properties and tangible personal assets that remain uncured or have not been dismissed. All leases and licenses pursuant to which the Company or any Subsidiary leases or licenses tangible property from others are valid and effective as to the Company, or Subsidiary, as the case may be, in accordance with their respective terms, and there is not, with respect to the Company or Subsidiary, as the case may be, and to the Knowledge of the Company, with respect to any other party, under any of such leases or licenses, any existing material default (or event which with notice or lapse of time, or both, would constitute a material default). To the Knowledge of the Company, the tangible personal assets used in the business of the Company and its Subsidiaries are in good operating condition, sufficient and adequate to conduct the business of the Company and its Subsidiaries as currently conducted in compliance with all contractual and Legal Requirements.

Section 4.12                             Environmental Matters.

(a)                                 Neither the Company nor any of its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws (as defined below).  Neither the Company nor any of its Subsidiaries has received a written notice that it is subject to any material liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law.  Neither the Company nor any of its Subsidiaries has released any Hazardous Substance into the environment except (A) in compliance with Legal Requirements or (B) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law.  Neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity naming the Company or any of its Subsidiaries addressing liability under any Environmental Law and the Company and its Subsidiaries are in material compliance with all Environmental Laws.

(b)                                 For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any federal, state, or local governmental jurisdiction:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.

(c)                                  For purposes of this Agreement, the term “Hazardous Substance” means:  (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

(d)                                 The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 4.12.  Without limiting the generality of the foregoing, the Purchaser specifically acknowledges that the representations and warranties contained in Sections 4.20 and 4.21 do not relate to environmental matters.

Section 4.13                             Intellectual Property.

(a)                                 For purposes of this Agreement, the term “Intellectual Property” means (i) patents and all inventions (whether or not patentable), trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs, and applications, (iv) other tangible or intangible proprietary or confidential information and materials, and (v) databases and data collections.

(b)                                 Schedule 4.13(b) sets forth a complete and accurate list of all registered, including any applications for registration, Company Intellectual Property.  “Company Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries and includes, without limitation, the Litle Patent Application.  Except as set forth on Schedule 4.13(b), the Company or its Subsidiaries (i) own all right, title, and interest in and to the Company Intellectual Property, and (ii) have good and marketable title to the Company Intellectual Property, free and clear of any and all Liens (provided that the representations in this sentence do not constitute representations with respect to infringement, violation, or misappropriation of the rights of others).

(c)                                  Neither the Company nor its Subsidiaries have given to any Person in any contract an indemnity in connection with any Intellectual Property, other than pursuant to Merchant Agreements in the Ordinary Course of Business.

(d)                                 The Company Intellectual Property, including the license agreement set forth in Exhibit D (the “License Agreement”), and the Third Party Intellectual Property (hereinafter defined) together constitute all of the Intellectual Property necessary for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted (provided that the representations in this sentence do not constitute representations with respect to infringement, violation, or misappropriation of the rights of others).

(e)                                  To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property.  The Company or the appropriate Subsidiary has taken reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property.  To the Company’s Knowledge, the operation of the Company and each Subsidiary as currently conducted does not constitute unfair competition or deceptive or unfair trade practice.  Neither the Company nor its Subsidiaries have received written notice regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any Person).

(f)                                   Neither the Company nor its Subsidiaries have received any written claim, demand, or notice that alleges that Company or any Subsidiary has infringed, misappropriated, violated or otherwise conflicted with any material Intellectual Property of any other Person or that seeks to restrict in any manner the use, transfer or licensing of any of the Company Intellectual Property.  To the Company’s Knowledge, the Company Intellectual Property does not infringe, misappropriate, or violate the Intellectual Property or other proprietary rights of any other Person.

(g)                                  To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted, or as it has been conducted at any time within the past six (6) years, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any other Person.  There are no orders or pending proceedings made by or against the Company or any Subsidiary and there are no actions or proceedings against the Company or any Subsidiary threatened in writing with respect to the Company Intellectual Property, and, there has been no litigation commenced or, to the Company’s Knowledge, threatened with respect to the Company Intellectual Property or the rights therein.  To the Company’s Knowledge, all of the Company’s or its Subsidiaries’ rights in the Company Intellectual Property are valid and enforceable.

(h)                                 The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”).  Schedule 4.13(h) contains a complete and accurate list of all contracts to which the Company or any Subsidiary is a party (i) with respect to Company Intellectual Property licensed to any third party (other than standard customer agreements), or (ii) pursuant to which the Company or any Subsidiary licenses material Third Party Intellectual Property (collectively, the contracts in (i) and (ii) are the “IP Contracts”).  All such IP Contracts are in full force and effect. Neither the Company nor any Subsidiary is in material breach of any such IP Contracts, and, to the Company’s Knowledge, no other party to any such IP Contracts has materially failed to perform thereunder.  The consummation of the transactions contemplated hereby will not, pursuant to the terms of any IP Contract, result in the loss or impairment of any rights of the Company or any Subsidiary to utilize any of the material rights granted to the Company or a Subsidiary under any IP Contract.

(i)                                     The Company has not experienced within the past twelve (12) months any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer program or software used by the Company in the operation of the business.

(j)                                    Schedule 4.13(j) lists all material Open Source Materials and their corresponding Open Source Licenses used by the Company or its Subsidiaries, including in development or testing thereof.  The Company and its Subsidiaries have not used Open Source Materials in a manner that requires any Company Intellectual Property to be treated as Open Source Materials, and none of the Company Intellectual Property is subject to any Open Source Licenses or limitations regarding use or disclosure.

(k)                                 All material licenses or other material rights or permission to use any Third Party Intellectual Property necessary for the conduct of the business of the Company or any Subsidiary, as currently conducted have been obtained by the Company or the applicable Subsidiary, and all license fees, royalties and any other amounts (if any) due and payable under such license agreements have been paid. With respect to each license for Third Party Intellectual Property, (i) such license is a legal, valid and binding obligation of the Company or the applicable Subsidiary, in full force and effect and (ii) the Company or the applicable Subsidiary is not in breach or default, and not event has occurred which with notice or the lapse or time, or both, would constitute a breach of default, or permit termination, modification or acceleration under such license.  The Company has made available to the Purchaser accurate and complete copies of all such written licenses, together with all amendments thereto.

Section 4.14                             Employee Benefit Plans.

(a)                                 Schedule 4.14 sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Seller, Company or any Subsidiary (together, the “Company Employee Plans”).  The Company does not have and has never had any ERISA Affiliates other than Seller and the Canadian Subsidiary.  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person or monetary benefits in excess of $10,000 per year, including insurance coverage, Section 125, severance benefits, disability benefits, deferred compensation, bonuses, stock or other equity options, stock or other equity purchase, phantom stock or other equity, stock or other equity appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any Subsidiary; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b)                                 With respect to each Company Employee Plan, the Company has made available to the Purchaser a complete and accurate copy of (i) such Company Employee Plan (including amendments thereto) or in the case of an unwritten Company Employee Plan, a description thereof, (ii) the most recent three (3) annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement and group annuity contract, (iv) the most recent summary plan description, and all summaries of material modification, if any, relating to such Company Employee Plan, (v) the most recent determination or opinion letter received from the IRS with respect to each Company Employee Plan that is intended to be qualified under Section 401 of the Code, and any outstanding requests for determination letters, (vi) the three most recent valuation reports and nondiscrimination tests and (vii) all written communications between the Company or any Subsidiary and the IRS or Department of Labor during the last three (3) years concerning IRS or Department of Labor audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code including any filings made by the Company or any Subsidiary.

(c)                                  Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

(d)                                 With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP.  The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan.

(e)                                  All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.  Each Plan may, in accordance with its terms (including any notice provisions reflected in the service agreements between the Company and vendors providing services in respect of such Plan), be amended or terminated at any time.

(f)                                   Neither the Company nor any of the Company’s Subsidiaries has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code, Part 3 of Title I of ERISA, or Title IV of ERISA or (ii) have ever contributed to or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  None of the Company or any Subsidiary has incurred any withdrawal liability, nor does the Company or any Subsidiary have any potential withdrawal liability.

(g)                                  Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any manager, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of the transactions contemplated by this Agreement or (B) providing severance benefits or other benefits after the termination of employment of such manager, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock or other equity option plan, stock or other equity appreciation right plan, restricted stock or other equity plan, stock or other equity purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)                                 None of the Company Employee Plans promises or provides medical, life or other welfare benefits to any current or future retired employees, managers, members or directors (or any spouse or dependents thereof), except as required by applicable law.

(i)                                     Other than claims in the Ordinary Course of Business for benefits with respect to the Company Employee Plans, there are no pending, or to the Knowledge of the Company, threatened claims by or on behalf of any employee of the Company or its Subsidiaries (or beneficiary thereof) covered under any Company Employee Plan with respect to such Company Employee Plan and there are no investigations or other proceedings by a Governmental Entity, pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan.

(j)                                    No employee, former employee, director, officer or independent contractor of the Company or Subsidiary has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any “excess parachute payments” under Section 280G of the Code.

(k)                                 The Company and each Subsidiary have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.  Each Company Employee Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable.  With respect to any Company Employee Plan, neither the Company nor any Subsidiary has sought reimbursement under the retiree reinsurance program provided for in the Healthcare Reform Law.

(l)                                     Neither the Company nor any Subsidiary, or, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Employee Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Company Employee Plan which would subject any such Company Employee Plan, the Company or a Subsidiary, to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(m)                             Each Company Employee Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code is in material compliance in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Company Employee Plan is subject to tax under Section 409A of the Code.

(n)                                 Neither the Company nor a Subsidiary thereof has any commitment to modify or amend any Company Employee Plan (except as required by Law or to retain the tax qualified status of any Company Employee Plan).  Neither the Company nor any Subsidiary thereof has any commitment to establish any new benefit plan, program or arrangement.

Section 4.15                             Employees.  Neither the Company nor any of its Subsidiaries has experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute, or committed any material unfair labor practice.  To the Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written notification of any material grievances, complaints or charges that have been filed, or may be filed, against the Company or its Subsidiaries under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed.  No collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries.  There has been no “mass layoff” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law with respect to the Company within the twelve (12) months prior to Closing.  Except as set forth on Schedule 4.15, all employees of the

Company and its Subsidiaries other than Thomas J. Litle V and Thomas J. Litle IV have, at or before the commencement of their employment, entered into the Company’s standard Agreement Not to Disclose Confidential Information and Not to Compete substantially in the form attached hereto as Exhibit E.

Section 4.16                             Contracts.

(a)                                 Schedule 4.16(a) sets forth a complete and accurate list of the following contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement under which any party thereto has any remaining rights or obligations (collectively, the “Company Material Contracts”):

(i)                                     any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

(ii)                                  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services which involves more than the sum of $250,000 per year;

(iii)                               any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)                              any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness involving more than $100,000;

(v)                                 any agreement for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than in the Ordinary Course of Business);

(vi)                              any employment or consulting agreement with any executive officer or other employee of the Company other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(vii)                           any agreement which materially prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including contracts containing covenants not to compete in any line of business or with any Person in any geographical area);

(viii)                        any agreement relating to the provision of merchant processing or settlement services that involved consideration (for the twelve-month period ending on the date of the Most Recent Balance Sheet) to or from the Company and its Subsidiaries in excess of $250,000 per year;

(ix)                              any agreement with any Card Association and/or any agreement with a member of a Card Association enabling the Company’s (or applicable Subsidiary’s) participation in such Card Association; or

(x)                                 any other agreement (or group of related agreements) involving payments to or by the Company of more than $250,000 or otherwise not entered into in the Ordinary Course of Business.

(b)                                 The Company has made available to the Purchaser a complete and accurate copy of each Company Material Contract.  Except as set forth on Schedule 4.16(b), each Company Material Contract is in full force and effect with respect to the Company and, to the Company’s Knowledge, with respect to each other party thereto.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor to the Company’s Knowledge does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under) any Company Material Contract.

Section 4.17                             Insurance.  The Company maintains the amount and scope of insurance coverage under the policies or contracts providing insurance coverage listed in Schedule 4.17, all of which are in full force and effect.  The Company has delivered or made available to Purchaser accurate and complete copies of such policies.  Neither the Company nor any of its Subsidiaries is in material breach or default, and (neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, with respect to its obligations under any such insurance policy.  Except as disclosed in Schedule 4.17, the Company has no self-insurance or co insurance programs.  Except as set forth on Schedule 4.17, no claim is outstanding under any insurance policy of the Company and its Subsidiaries.

Section 4.18                             Litigation.  Except as disclosed in Schedule 4.18, as of the date hereof, there is no action, suit, investigation, proceeding, claim or arbitration pending or, to the Company’s Knowledge, threatened by or against the Company or any of its Subsidiaries.  There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

Section 4.19                             Brokers.  Except as set forth in Schedule 4.19, no agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction.

Section 4.20                             Compliance.

(a)                                 Except as set forth in Schedule 4.20, the Company and each of its Subsidiaries is in material compliance with, is not in violation of, and, since January 1, 2009, has not received any written notice alleging any material violation with respect to, any Legal

Requirement with respect to the conduct of its business, or the ownership or operation of its properties or assets.

(b)                                 The Company and each of its Subsidiaries is registered by a member of and is in good standing with the Card Associations, and is in compliance in all material respects with the rules of, the Card Associations, except to the extent (and only to the extent) such Person’s business does not require such registration or where the failure to be so registered or in good standing would not be material.  To the Company’s Knowledge, there is no investigation, proceeding or disciplinary action, including fines (other than any investigation, proceeding or disciplinary action involving a maximum potential fine of less than $5,000, excluding any late fees or other penalties if such fine is not timely paid), currently pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by a Card Association or its applicable agent.

(c)                                  The Company is currently in compliance in all material respects with the applicable requirements of, and certified at the appropriate level of, the Payment Card Industry Data Security Standard and has been in compliance in all material respects with the applicable requirements of the Payment Card Industry Data Security Standard since January 1, 2009 as such requirements were then in effect.

(d)                                 To Company’s Knowledge, there has been no Data Compromise.

Section 4.21                             Permits.  The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities and Card Associations required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (the “Company Permits”).  The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits.

Section 4.22                             Affiliated Transactions.  Except as set forth on Schedule 4.22 hereto, no officer, director, manager or Affiliate of the Company or any of its Subsidiaries, or any individual in such officer’s, director’s or Affiliate’s immediate family (“Affiliated Persons”) (i) is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any property (with a value in excess of $10,000) used by the Company or any of its Subsidiaries or (ii) owes any amount to the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries owe any amount to (other than accrued compensation), or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Affiliated Person.

Section 4.23                             Merchants, Merchant Originators, Vendors and Resellers.

(a)                                 The attached Schedule 4.23(a) sets forth (i) the top twenty (20) Merchants in terms of generating revenue for the Company and its Subsidiaries for the one (1) year period ending on the date of the Most Recent Balance Sheet (the “Top Merchants”), and the corresponding revenue attributable to each such Top Merchant during such period, (ii) the top ten (10) referral partners in terms of generating revenue for the Company and its Subsidiaries for the one (1) year period ending on the date of the Most Recent Balance Sheet (the “Top Referral

Partners”), and the corresponding revenue attributable to each such Top Reseller during such period, and (iii) the top twenty (20) vendors in terms of payments made by the Company and/or its Subsidiaries for the one (1) year period ending on the date of the Most Recent Balance Sheet (the “Top Vendors”), and the total purchases by the Company and its Subsidiaries from each such Top Vendor during such period.

(b)                                 Since December 31, 2011 until the date of this Agreement, (i) no Top Merchant, Top Reseller or Top Vendor has terminated its relationship with the Company or any of its Subsidiaries or materially and adversely (from the Company’s perspective) changed the pricing or other terms of its business relationship with the Company or any of its Subsidiaries and, (ii) to the Knowledge of the Company, no Top Merchant, Top Reseller or Top Vendor has notified the Company or any of its Subsidiaries in writing that it intends to terminate or materially reduce or change the pricing or other terms of its business relationship with the Company or any of its Subsidiaries.

(c)                                  Except as set forth on Schedule 4.23(c), there are no consents required upon a change of control of the Company under any contract with a Top Merchant, Top Referral Partner or Top Vendor.

Section 4.24                             Credit Underwriting.  Except as set forth on Schedule 4.24, no current Merchant of the Company exceeds acceptable chargeback to sales thresholds as established by Visa or Mastercard, with respect to current Merchants of the Company which first became a Merchant of the Company on or after January 1, 2010, received a “reject” or similar recommendation from any third party used by the Company and its Subsidiaries in conducting its credit underwriting policies and practices.  No current Merchant of the Company is subject to Visa’s Brand Protection Program or MasterCard’s Business Assessment & Risk Mitigation program.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Company that the statements contained in this Article V are true and correct as of the date hereof, except as set forth herein or in the disclosure schedule delivered by the Purchaser to the Company and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”).

Section 5.1                                    Organization, Standing and Power.  Purchaser and Parent are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, have all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate their properties and assets and to carry on their business as now being conducted, and are duly qualified to do business and, where applicable as a legal concept, are in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the character of the properties they own, operate or lease or the nature of their activities make such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Purchaser Material Adverse Effect.

Section 5.2                                    Authority; No Conflict; Required Filings and Consents.

(a)                                 Purchaser and Parent have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Purchaser and Parent have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of the Purchaser and Parent.  This Agreement has been duly executed and delivered by the Purchaser and Parent and constitutes the valid and binding obligation of the Purchaser and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or equity).

(b)                                 The execution and delivery of this Agreement by the Purchaser and Parent does not, and the consummation by the Purchaser and Parent of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Purchaser or Parent, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Purchaser’s or Parent’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Purchaser or Parent is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or the Parent or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(c)                                  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Purchaser or Parent (or any Affiliate of the Purchaser or the Parent) common stock are listed for trading is required by or with respect to the Purchaser or Parent in connection with the execution and delivery of this Agreement by the Purchaser or the Parent or the consummation by the Purchaser or Parent of the transactions contemplated by this Agreement, except for the pre-merger notification requirements under the HSR Act.

(d)                                 No vote of the holders of any class or series of the Purchaser’s or Parent’s capital stock or other securities is necessary for the consummation by the Purchaser or Parent of the transactions contemplated by this Agreement.

Section 5.3                                    Litigation.  There is no litigation, action, suit, proceeding, investigation, claim or arbitration pending or, to the knowledge of the Purchaser, threatened, against the Purchaser or Parent, and neither the Purchaser or the Parent is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Purchaser and Parent of the Transaction or (b) otherwise prevent or materially delay performance by the Purchaser and Parent of any of their material obligations under this Agreement.

Section 5.4                                    Available Cash.  The Parent has, and will cause Purchaser to have on the Closing Date, sufficient cash on hand, lines of credit or other sources of immediately available funds to perform all of its obligations under this Agreement and to consummate the Transaction, and does not need to obtain any new debt financing to consummate such Transaction.

Section 5.5                                    Solvency.  Immediately after giving effect to the Transaction, the Purchaser and the Company shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the Transaction, the Purchaser and the Company shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Company.

Section 5.6                                    Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article IV (as modified by the Schedules hereto), and the Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.  The Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the results of its own independent investigation.

Section 5.7                                    Investment Purchaser is acquiring the Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof.  Purchaser shall not offer to sell or otherwise dispose of the Shares in violation of any Legal Requirement applicable to any such offer, sale or other disposition.  Purchaser acknowledges that (i) the Shares have not been registered under the Securities Act, or any state or foreign securities laws, (ii) there is no public market for the Shares and there can be no assurance that a public market shall develop, and (iii) it must bear the economic risk of its investment in the Shares for an indefinite period of time.  Purchaser has all requisite legal power and authority to acquire the Shares in accordance with the terms of this Agreement and is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect. Ownership Neither Parent nor Purchaser is a “parent, sister or subsidiary” of any of the entities listed on Schedule 5.8 hereto.

ARTICLE VI

CONDUCT OF BUSINESS

Section 6.1                                    Covenants of the Company.  Except (i) as expressly provided or permitted herein, (ii) as set forth in Schedule 6.1, or (iii) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, carry on its business in the Ordinary Course of Business, use commercially reasonable efforts to maintain and preserve its business organization, assets and properties and preserve its business relationships with those customers, strategic partners, suppliers, distributors and others having material business dealings with it.  Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Schedule 6.1, during the Pre-Closing Period, the Company shall not do any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 (i) make any distributions (whether in cash, securities or other property) in respect of any of its membership interests other than distributions of Cash above the Minimum Cash Amount; (ii) split, combine or reclassify any of its membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests; or (iii) purchase, redeem or otherwise acquire any of its membership interests or any rights, warrants or options to acquire any such membership interests;

(b)                                 except as permitted by Section 6.1(i), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any of its Shares, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such Shares;

(c)                                  amend the Company Operating Agreement;

(d)                                 acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies and raw materials in the Ordinary Course of Business;

(e)                                  sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or its Subsidiaries other than in the Ordinary Course of Business;

(f)                                   (i) incur any Indebtedness or guarantee any such Indebtedness of another person (other than (A) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (B) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than intercompany transactions with Subsidiaries and routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company and its Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(g)                                  make any capital expenditures in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to the Purchaser;

(h)                                 make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(i)                                     except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former manager, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of any manager, officer or employee (except for annual increases of salaries or changes made in connection with any promotion or increase in duties or responsibilities in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding phantom share appreciation rights, other than as contemplated by this Agreement, (iv) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan or (v) grant or issue any interest or rights under the Company’s Phantom Share Appreciation Rights Plan;

(j)                                    except as required to comply with applicable law, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(k)                                 enter into any material amendment of any Company Leases;

(l)                                     accelerate, modify, terminate, cancel or change any Company Material Contracts (including, without limitation, IP Contracts); provided that the foregoing shall not restrict the Company or its Subsidiaries from entering into, extending, renewing or amending customer contracts in the Ordinary Course of Business;

(m)                             terminate or modify any insurance coverage or fail to maintain any insurance that has been maintained in the Ordinary Course of Business of the Company or the Subsidiaries;

(n)                                 enter into any agreement that could restrict the right of the Company or any Subsidiary to engage in any business activity, engage in any line of business, or solicit business from any Person;

(o)                                 enter into any compromise, settlement, or release of any material action, suit, investigation, proceeding, claim or arbitration or any other similar action;

(p)                                 modify, withdraw or otherwise make any change with regard to the Wells Fargo Reserve; or

(q)                                 authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.2                                    Confidentiality.  The Parties acknowledge that the Purchaser and the Company have previously executed that certain Mutual Confidentiality and Non-Disclosure Agreement dated as of February 4, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1                                    Non-Solicitation.  During the Pre-Closing Period, the Seller, the Members and the Company shall not, and the Company shall cause its managers, officers, employees and agents not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any Acquisition Proposal (as defined below) or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of encouraging or facilitating, any Acquisition Proposal.  The Company shall promptly inform the Purchaser of the nature and terms of any such Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer for a merger, consolidation, dissolution, sale of assets outside the Ordinary Course of Business, purchase of any Shares of the Company, recapitalization, share exchange or other business combination involving the Company and its Subsidiaries, taken as a whole.

Section 7.2                                    Access to Information.  During the Pre-Closing Period, the Company shall afford to the Purchaser’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Purchaser shall reasonably request, and, during such period, the Company shall furnish promptly to the Purchaser the information concerning its business, properties, assets and personnel as the Purchaser may reasonably request.  The Purchaser will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

Section 7.3                                    Legal Conditions to the Transaction.

(a)                                 Subject to the terms hereof, including Section 7.3(b), the Company and the Purchaser shall each:

(i)                                     use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable (including, without limitation, in the case of the Company, exercising the drag-along rights in Article XI of the Company Operating Agreement with respect to the Buyback Sellers);

(ii)                                  as promptly as practicable, make all necessary filings, and thereafter make any other required submissions as promptly as practicable, under the HSR Act and any related governmental request thereunder, and shall request early termination of the waiting period, if applicable, under the HSR Act;

(iii)                               use its commercially reasonable efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) any applicable federal or state securities laws and (B) any other applicable law;

(iv)                              use its commercially reasonable efforts to obtain, as promptly as practicable, from any Governmental Entity or any other third party (other than as set forth on Schedule 7.3 hereof) any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Purchaser in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(v)                                 execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Purchaser shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  The Company and the Purchaser shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, the Purchaser and the Company agree that nothing contained in this Section 7.3(a) shall modify or affect their respective rights and responsibilities under Section 7.3(b).

(b)                                 Subject to the terms hereof, the Purchaser and the Company agree to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the FTC Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Law promptly so that waiting period specified in the HSR Act will expire or terminate as early as reasonably possible after the execution and delivery of this Agreement.  The Purchaser, the Company and the Members’ Representative agree to request early termination of the waiting period imposed under the HSR Act.  Each party hereto shall (i) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division of the United States Department of Justice, any State Attorney General or any other governmental entity; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigations or inquiry concerning this Agreement unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; (iii) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law, except for documents filed pursuant to Items 4(c) and (d) of the HSR Act Notification and Report Form or communications regarding the same documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act that in each case reveals the Company’s or the Purchaser’s negotiating objectives or strategies or purchase price expectations.  The Purchaser and the Company agree to use reasonable efforts to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Transaction or any other transactions contemplated by this Agreement under any Antitrust Law.

(c)                                  Each of the Company and the Purchaser shall give any notices to third parties, and use their commercially reasonable efforts to obtain any third party consents required in connection with the Transaction that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Schedules hereto, or (iii) required to prevent the occurrence of an event that would have a Material Adverse Effect prior to or after the Closing, it being understood that neither the Company nor the Purchaser shall be required to make any payments, other than the payment of customary filing fees, in connection with the fulfillment of its obligations under this Section 7.3. No representation, warranty or covenant of the Company or any Seller contained herein shall be breached or deemed breached and no condition of the Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent.

Section 7.4                                    Public Disclosure.  The press release announcing the execution of this Agreement shall be issued in the form attached hereto as Exhibit F.  Except as may be required by law or stock market regulations, the Purchaser and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Transaction or this Agreement.

Section 7.5                                    Indemnification of Managers and Officers.

(a)                                 From the Closing through the sixth anniversary of the Closing Date, each of Purchaser and the Company shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a manager or officer of the Company or any predecessor thereof (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or manager of the Company or any of its Subsidiaries or any predecessor thereof, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that indemnification is available under the Delaware General Corporation Law for officers and directors of Delaware corporations.  Each Company Indemnified Party will be entitled to advancement of expenses, upon receipt of an undertaking by such Company Indemnified Party to repay such amount if it shall ultimately be determined that such Company Indemnified Party is not entitled to be indemnified under the Delaware General Corporation Law for officers and directors of Delaware corporations, as authorized in this section incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Purchaser and the Company within five (5) Business Days of receipt by the Purchaser or the Company from the Company Indemnified Party of a request therefor.

(b)                                 The Purchaser shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 7.5 in connection with their successful enforcement of their rights provided in this Section 7.5.

(c)                                  The provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by law, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

Section 7.6                                    Notification of Certain Matters.  During the Pre-Closing Period, the Purchaser shall give prompt notice to the Company, and the Company shall give prompt notice to the Purchaser, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause the closing conditions to the obligations of the other Party not to be satisfied.  Notwithstanding the above, the delivery of any notice pursuant to this Section 7.6 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Transaction.

Section 7.7                                    Service Credit.  Following the Closing, the Purchaser will give each employee of the Purchaser or the Company or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Closing (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility under any Purchaser Employee Plans (as defined below), (b) determination of benefit levels (other than benefit accruals under a defined benefit plan) under any Purchaser Employee Plan or express policy relating to vacation or severance and (c) determination of “retiree” status under any Purchaser Employee Plan, in each case for which the

Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits.  In addition, the Purchaser shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Purchaser and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing occurs.  For purposes of this Agreement, the term “Purchaser Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Purchaser or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), in each case for which the Continuing Employee is otherwise eligible in accordance with the terms of such Purchaser Employee Plan.  Except for Thomas J. Litle IV, for a period of at least one year following the Closing Date, Purchaser shall (i) provide the Continuing Employees whom the Purchaser employs during such period with no less than the same base salary or base wages as in effect immediately prior to the Closing and (ii) continue to provide the Company Employee Plans to the Continuing Employees whom the Purchaser employs during such period (other than awards under equity incentive plans) at no greater cost to such Continuing Employees than their current employee benefits; provided, however, that nothing in this Section 7.7 shall prevent Purchaser from terminating any employee at any time; provided further, however, that Purchaser shall be permitted to terminate or amend any Company Employee Plans to the extent required by, or reasonably necessary to avoid or reduce material penalties resulting from, a change in Law made after the date hereof. Attached hereto as Schedule 7.7 is a list of the Continuing Employees which includes their current position and base salary or base wages for Company fiscal year 2012.  Not later than January 31, 2013, the Purchaser shall cause the Company to pay all amounts due under the Company’s 2012 MBO Plan for 2012 in an amount not to exceed $1,700,000, if and to the extent earned under such plan as in effect on the date hereof, pursuant to an allocation to be determined by the Seller.  The Company shall pay, on or before the Closing, all SAR Payments in accordance with the Company’s Phantom Share Appreciation Right Plan or, if the Company does not make such payments on or before the Closing, the Purchaser on behalf of the Company shall make such payments at the Closing.  The Purchaser agrees to permit Continuing Employees to take the additional days off shown on Schedule 7.7.

Section 7.8                                    FIRPTA.  Prior to the Closing, the Seller shall deliver to the Purchaser a certification that it is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.  If the Purchaser does not receive the certification described above on or before the Closing Date, the Purchaser shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

Section 7.9                                    Wells Fargo Reserve.  Upon the earlier to occur of (i) the first (1st) anniversary of the date hereof or (ii) the date that Wells agrees to release to the Company the Wells Fargo Reserve, Purchaser shall, or shall cause the Company to, with no offsets, immediately pay to Seller and the Buyback Sellers the amount of $3,000,000 by wire transfer of immediately available funds.  In the event that Wells agrees to partially release the Wells Fargo Reserve prior to the first anniversary of the date hereof, the Purchaser shall, or shall cause the Company to, with no offsets, immediately pay to Seller and the Buyback Sellers an amount equal to the amount so released and shall pay the balance of the Wells Fargo Reserve to Seller and the Buyback Sellers on the first anniversary of the date hereof, in each case by wire transfer of immediately available funds.  Purchaser shall use commercially reasonable efforts to cause Wells to release the Wells Fargo Reserve as promptly as practicable after Closing.

Section 7.10                             Dividends.  Prior to the Closing, the Company will pay to the Seller all amounts reflected on its balance sheet as 2100400 Accrued Dividends - Taxes.

ARTICLE VIII

CONDITIONS TO TRANSACTION

Section 8.1                                    Conditions to Each Party’s Obligations to Effect the Transaction.  The respective obligations of each Party to effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                 HSR Act.  The waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

(b)                                 Governmental Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Transaction and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would have a Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not have a Material Adverse Effect.

(c)                                  No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction or the other transactions contemplated by this Agreement.

Section 8.2                                    Additional Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Purchaser:

(a)                                 Representations and Warranties.  The representations and warranties of the Seller and the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Material Adverse Effect); and the Purchaser shall have received a certificate signed on behalf of the Company to such effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Purchaser shall have received a certificate signed on behalf of the Company by the manager of the Company to such effect.

(c)                                  No Material Adverse Effect.  No fact, event, circumstance or change shall have occurred to the Company which, individually or in the aggregate, would constitute a Material Adverse Effect.

(d)                                 Canadian Subsidiary.  The Company shall have caused Litle Payment Processing Canada Inc. (the “Canadian Subsidiary”) to assign and distribute all of its assets to the Company, and thereafter shall have dissolved the Canadian Subsidiary in accordance with all Legal Requirements.

(e)                                  Non-Compete.  Each of Thomas J. Litle IV and Thomas J. Litle V shall have entered into a non-competition agreement with the Company in the form of Exhibit G attached hereto.

(f)                                   No Data Compromise.  No fact, event, circumstance or change shall have occurred to the Company or any Subsidiary which, individually or in the aggregate, would constitute a Data Compromise and which in the judgment of the Purchaser is reasonably likely to result in Losses not covered by Seller’s indemnification obligations in excess of $25,000,000.

(g)                                  License Agreement.  The Company shall have delivered an executed copy of the License Agreement to Purchaser.

Section 8.3                                    Additional Conditions to Obligations of the Seller.  The obligation of the Seller to effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Members’ Representative:

(a)                                 Representations and Warranties.  The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Purchaser Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Purchaser Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Purchaser by the chief executive officer or the chief financial officer of the Purchaser to such effect.

(b)                                 Performance of Obligations of the Purchaser.  The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Purchaser by the chief executive officer or the chief financial officer of the Purchaser to such effect.

(c)                                  No Data Compromise.  No fact, event, circumstance or change shall have occurred to the Company or any Subsidiary which, individually or in the aggregate, would constitute a Data Compromise and which in the judgment of the Company is reasonably likely to exceed 100,000 cards.

(d)                                 Employee Agreements.  The Purchaser shall have entered into employee agreements substantially in the form attached hereto as Exhibit H with each of the Persons listed on Schedule 8.3.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing Date (with respect to Sections 9.1(b) through 9.1(f), by written notice by the terminating party to the other party):

(a)                                 by mutual written consent of the Purchaser and the Seller; or

(b)                                 by either the Purchaser or the Seller if the Transaction shall not have been consummated by December 31, 2012 (the “Outside Date”), unless, on the Outside Date, the conditions set forth in Section 8.1(b) or 8.1(c) (to the extent relating solely to the expiration or termination of the applicable waiting period under the HSR Act or any comparable foreign law) are the only conditions that are not capable of being satisfied, in which event the Outside Date shall be extended by a maximum of an additional thirty (30) days for the purpose of satisfying such conditions, and provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Transaction to occur on or before the Outside Date; or

(c)                                  by either the Purchaser or the Seller if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; or

(d)                                 by the Purchaser, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company or the Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Seller of written notice of such breach or failure to perform from the Purchaser; or

(e)                                  by the Seller, if there has been (a) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Purchaser of written notice of such breach or failure to perform from the Company, or (b) a Data Compromise which in the judgment of the Company is reasonably likely to exceed 100,000 cards.

Section 9.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Purchaser, the Seller, the Members, or the Company or their respective officers, managers, directors, stockholders, members or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Section 6.2 (Confidentiality), Section 9.3 (Fees and Expenses), this Section 9.2 (Effect of Termination), and Article XII (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.  Purchaser agrees that its indemnification obligations under Section 11.1(b)(iv) hereof shall survive termination so long as such termination is not the result of the exercise of its rights under Section 9.1(d) hereof.

Section 9.3                                    Fees and Expenses.  Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Transaction is consummated.  The Purchaser and the Company shall each pay fifty percent (50%) of the fees and expenses relating to the Escrow Agent and filings made pursuant to the HSR Act.

Section 9.4                                    Extension; Waiver.  At any time prior to the Closing Date, the Parties hereto, by action taken or authorized by the Purchaser, the Company and the Seller, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

COVENANTS

Section 10.1                             Books and Records.  For a period of seven (7) years from the Closing, Purchaser shall, and shall cause the Company to, provide to any Member access to the personnel, representatives, attorneys, accountants, properties, books and records of the Company for purposes of preparing any Tax filings or any other legitimate purpose of such Member upon reasonable advance written notice during regular business hours and will permit such Member to make such copies of any such information.  Such access shall be in such a manner as does not unreasonably interfere with the operation of the Company’s business.

Section 10.2                             Litigation Support.  In the event and for so long as any Party is actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, Members, Purchaser or the Company, each of Purchaser, the Company, Seller and the Members, as applicable, agree, to (a) reasonably cooperate, on a reasonably prompt basis, with the contesting or defending Party and its counsel, (b) as applicable, make reasonably available, on a reasonably prompt basis, their employees to provide testimony, to be deposed, to act as witnesses and to assist counsel in such a manner as does not unreasonably interfere with the business of the Seller, Members, Purchaser or the Company, as the case may be, and (c) provide reasonable access, on a reasonably prompt basis, to its books and records as shall be necessary in connection with the defense or contest, which access shall be at such times, and in such manner as does not unreasonably interfere with the business of the Seller, Members, Purchaser or the Company, as the case may be; provided that, the contesting or defending Party shall pay the out-of-pocket expenses reasonably incurred by the Party so cooperating.  This Section 10.2 shall not apply to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand by and between any of the Parties to this Agreement.

Section 10.3                             Attorney-Client Privilege.  From and after the Closing, in any suit, action, claim, order, investigation or legal or administrative or grievance/arbitration proceeding regarding the substance of this Agreement in which Purchaser or the Company (or any of their respective Affiliates) is, in the reasonable opinion of counsel to the Members’ Representative furnished in writing to Purchaser, a party adverse to Seller or one or more of the Members, Purchaser and the Company, including their respective Affiliates, shall not, without the prior written consent of Members’ Representative (which consent shall not unreasonably be withheld, delayed or conditioned), waive or fail to assert any attorney-client privilege arising out of the legal representation of the Company with respect to the negotiation of this Agreement and/or the transactions contemplated hereby.  No waiver of any such attorney-client privilege is intended or effected by the transactions contemplated hereby.  Purchaser agrees to use reasonable efforts to preserve, and shall cause the Company and its and their respective Affiliates to use reasonable efforts to preserve, any such attorney-client privilege of the Company, it being understood that such obligation shall not prevent Purchaser, the Company or any of their respective Affiliates from waiving or failing to assert any such attorney-client privilege in any suit, action, claim, order, investigation or legal or administrative or grievance/arbitration proceeding other than those described by the first sentence of this paragraph.

ARTICLE XI

INDEMNIFICATION

Section 11.1                             Indemnification.

(a)                                 Subject to the limitations set forth in Section 11.3, the Seller, each Member and the Buyback Sellers, severally and not jointly, in accordance with the percentage of the Adjusted Purchase Price each Member is entitled to receive from the Seller and each Buyback Seller is entitled to receive, in each case as set forth in Schedule A hereto, which schedule shall be updated by the Company as of the Closing (the “Pro Rata Share”), agrees from and after the Closing Date to indemnify, defend and hold harmless Purchaser, the Company and all of their respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “Purchaser Indemnified Persons”) from and against any Losses incurred or suffered by such Purchaser Indemnified Persons arising out of, resulting from or constituting:

(i)                                     any breach by the Company of any representation or warranty of the Company contained in Article IV of this Agreement or any breach by the Company of any pre-closing covenant;

(ii)                                  any breach by the Seller of any representation or warranty of the Seller contained in Article III of this Agreement;

(iii)                               any breach by the Seller of any covenant of the Seller contained in this Agreement;

(iv)                              any failure of the Seller to deliver good, valid and marketable title to the Shares, free and clear of all Liens pursuant to Section 2.1;

(v)                                 Indebtedness, Company Transaction Expenses or SAR Payments that are not paid at the Closing pursuant to Section 2.2 (except in the event Purchaser deducts the amount of such Indebtedness, Company Transaction Expenses or SAR Payments in the calculation of the Purchase Price and fails to then pay such Indebtedness, Company Transaction Expenses pursuant to Section 2.5(b)) or 7.7;

(vi)                              the Civil Investigative Demand initiated by the Federal Trade Commission against the Company on or about July 12, 2011 and concluded on or about October 15, 2012; or

(vii)                           the occurrence of a Data Compromise prior to the Closing that the Company had Knowledge of prior to the Closing.

provided, in each case, that Purchaser has submitted to Members’ Representative a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of the applicable survival period specified in Section 11.3 (each a “Purchaser Indemnification Claim”).

(b)                                 Subject to the limitations set forth in Section 11.3, Purchaser agrees from and after the Closing Date (other than with respect to clause (iv) below, which shall be from and after the date hereof) to indemnify, defend and hold harmless Seller, Members, the Buyback Sellers and their respective trustees and beneficiaries (and also, with respect to clause (iv) below, the Company and its affiliates, including, without limitation, the Canadian Subsidiary), as applicable (the “Seller Indemnified Persons”) from and against any Losses incurred or suffered by such Seller Indemnified Persons to the extent arising out of, resulting from or constituting:

(i)                                     any breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement;

(ii)                                  any breach by the Company (or any successor thereof) of any post-Closing covenant of the Company contained in this Agreement;

(iii)                               any breach by Purchaser of any covenant of Purchaser contained in this Agreement; or

(iv)                              the dissolution of the Canadian Subsidiary, including without limitation the assignment to the Company of any contract between a third party and the Canadian Subsidiary;

provided, in each case, that the Members’ Representative has submitted to Purchaser a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of the applicable survival period specified in Section 11.3 (each a “Seller Indemnification Claim”).

Section 11.2                             Procedures for Indemnification.

(a)                                 If any Purchaser Indemnified Person or Seller Indemnified Person (each an “Indemnified Person”) shall claim indemnification hereunder for any matter (other than a Third Party Claim) for which indemnification is provided in Section 11.1 above, the Indemnified Person shall promptly give written notice (a “Notice of Claim”) to Members’ Representative or Purchaser, as applicable, and the Escrow Agent setting forth the basis for such claim and the nature and estimated amount of the claim (to the extent then known by the Indemnified Person), all in reasonable detail.  No delay or failure on the part of the Indemnified Person in so notifying the Indemnifying Person shall relieve the Indemnifying Person of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.  Within 10 days after delivery of a Notice of Claim, the Indemnifying Person shall deliver to the Indemnified Person a response, in which the Indemnifying Person shall either:  (i) agree that the Indemnified Person is entitled to receive all of the claimed amount (in which case the response shall be accompanied by a payment by the Indemnifying Person to the Indemnified Person of such claimed amount, by check or by wire transfer; provided that if the Indemnified Person is Purchaser and is seeking to enforce such claim pursuant to the Escrow Agreement, the response shall constitute instructions to the Escrow Agent to pay to Purchaser from the Escrow Fund an amount equal to such claimed amount), (ii) agree that the Indemnified Person is entitled to receive a portion of the claimed amount (in which case the response shall be accompanied by a payment by the Indemnifying Person to the Indemnified Person of the amount so agreed upon, by check or by wire transfer; provided that if the Indemnified Person is Purchaser and is seeking to enforce such claim pursuant to the Escrow Agreement, the response shall constitute instructions to the Escrow Agent pay to Purchaser from the Escrow Fund an amount equal to such agreed upon amount) and assert that the Indemnified Person is not entitled to receive the remainder of the claimed amount or (iii) assert that the Indemnified Person is not entitled to receive any portion of the claimed amount.  If the Indemnifying Person does not deliver a response within the 10 day period set forth above, the Indemnifying Person shall be deemed to have agreed that the Indemnified Person is entitled to receive all of the claimed amount.  Acceptance by the Indemnified Person of partial payment of any claimed amount shall be without prejudice to the Indemnified Person’s right to claim the balance of any such claimed amount.  During the 30-day period following the delivery of a response under either clause (ii) or (iii) of the preceding sentence, the Indemnifying Person and the Indemnified Person shall use good faith efforts to resolve the disputed matters (the “Dispute”).  If the Dispute is not resolved within such 30-day period, the Indemnifying Person and the Indemnified Person shall discuss in good faith the submission of the Dispute to binding arbitration and the procedures to be followed in connection therewith.  In the absence of an agreement by the Indemnifying Person and the Indemnified Person to arbitrate the Dispute, either party may seek resolution of the Dispute in a court having jurisdiction over the parties and the matter.  If the Indemnified Person is Purchaser and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Person and the Indemnified Person shall within three Business Days following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise) deliver to the Escrow Agent a written notice executed by Purchaser and the Members’ Representative instructing the Escrow Agent as to what (if any) amounts shall be disbursed to Purchaser from the Escrow Fund in respect of the Dispute (which notice shall be consistent with the terms of the resolution of the Dispute).

(b)                                 If an Indemnified Person shall claim indemnification hereunder arising from any claim or demand of a third party for which indemnification is provided in Section 11.1 above (a “Third Party Claim”), the Indemnified Person shall promptly after it receives written notification of such Third Party Claim or demand, give written notice (a “Third Party Notice”) to Seller (provided that such Third Party Notice may be delivered to the Members’ Representative in lieu of Seller) or Purchaser, as applicable (each, an “Indemnifying Person”), and the Escrow Agent of the basis for such claim, setting forth the nature of the claim or demand (to the extent then known by the Indemnified Person) in reasonable detail.  No delay or failure on the part of the Indemnified Person in so notifying the Indemnifying Person shall relieve the Indemnifying Person of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.  Within 30 days after receiving such Third Party Notice, the Indemnifying Person, upon notice to the Indemnified Person, may, at its own cost and through counsel of its own choosing, defend any claim or demand set forth in a Third Party Notice; provided that the Indemnifying Person may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such Third Party Claim constitute Losses for which the Indemnified Person shall be indemnified pursuant to this Article XI and (B) the damages sought in such Third Party Claim, taken together with the estimated costs of defense thereof and the amount claimed by the Indemnified Persons with respect to any unresolved claims for indemnification then pending, are not greater than the then remaining obligation of the Indemnifying Person hereunder (taking into account the limitations or liability described in Section 11.3); provided further that the Company shall have the right to assume complete control of the defense of any Third Party Claim to which it is entitled to indemnification pursuant to Section 11.1(b)(iv).  If the Indemnifying Person does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, the Indemnified Person shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof, including by providing copies of all notices, pleadings or other similar submissions regarding such Third Party Claim and such defense thereof, and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall, promptly upon the Controlling Party’s reasonable request therefor, furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim in accordance with the provisions of Section 11.3.  The fees and expenses of counsel to the Indemnified Person with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement if and to the extent (i) the Indemnified Person controls the defense of such Third Party Claim pursuant to the terms of this Section 11.2(b) or (ii) the Indemnifying Person assumes control of such defense and there exists a conflict (and the Indemnified Person has been so advised in writing by counsel) between the interests of the Indemnified Person and the Indemnifying Person or different defenses with respect to such Third Party Claim are available to the Indemnified Person which are not available to the Indemnifying Person.  Neither the Seller nor the Members’ Representative shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of Purchaser shall not be required if the Members’ Representative, on behalf of the Seller and all of the Members, agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of Purchaser from further liability.  Purchaser shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Members’ Representative, which shall not be unreasonably withheld, conditioned or delayed.

Section 11.3                             Limitations on Indemnification.

(a)                                 Survival.  Except for claims based on fraud, all covenants and agreements of the Seller, the Company and Purchaser which require performance prior to the Closing will survive the Closing and remain in effect until the date fifteen (15) months following the Closing Date (the “Expiration Date”), and unless a specified period is set forth in this Agreement, the covenants in this Agreement which require performance after the Closing (which, for the avoidance of doubt, includes the indemnification obligation of the Purchaser in Section 11.1(b)(iv) notwithstanding that it is also to be performed prior to the Closing), will survive the Closing and remain in effect indefinitely; provided that the indemnification obligations of the Seller and the Members set forth in Sections 11.1(c)(vi) and (vii) shall terminate on the Expiration Date.  Unless otherwise specified in this Section 11.3 and except for claims based on (i) fraud or (ii) the breach of the Fundamental Representations, all representations and warranties that are covered by the indemnification obligations in Sections 11.1(a)(i), 11.1(a)(ii) and 11.1(b)(i) shall expire on the Expiration Date.  Notwithstanding the foregoing, the representations and warranties that are covered by the indemnification obligations in Sections 11.1(a)(i), 11.1(a)(ii) and 11.1(b)(i) that constitute the Fundamental Representations shall survive indefinitely, except that the representations and warranties set forth in Section 4.9 and Section 4.14 shall expire on the ninetieth (90th) day after the expiration of the applicable statute of limitations with respect to the liabilities in question.  If an Indemnified Person delivers to an Indemnifying Person, before expiration of a representation, warranty, covenant or agreement, either a Notice of Claim or a Third Party Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall, to the extent it would otherwise expire, survive until, but only for purposes of, the final resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which a Notice of Claim or a Third Party Notice has been given is definitively withdrawn or resolved in favor of an Indemnified Person, such Indemnified Person shall promptly so notify the Indemnifying Person.

(b)                                 Seller Cap; Exclusive Remedy.  Except for (i) claims based on fraud, (ii) claims arising under Sections 11.1(a)(iv) or 11.1(a)(v), and (iii) claims based on a breach of the Fundamental Representations, Seller and the Member shall not have any obligation and the Purchaser Indemnified Persons shall not be entitled to indemnification (including costs incurred in the defense of such claim) under this Article XI in excess of the Escrow Fund (the “Cap”). The Buyback Sellers shall not have any obligation under this Article XI in excess of their Pro Rata Share of the Escrow Fund. Notwithstanding anything to the contrary contained in this Agreement, except in connection with the claims described in clauses (i), (ii) and (iii) of the first sentence of this Section 11.3(b), the Escrow Fund shall be the exclusive means and remedy for Purchaser to collect any Losses for which it is entitled to indemnification under this Article XI from any Seller.

(c)                                  Individual Member Cap.  Except as set forth in Section 11.3(d), notwithstanding anything to the contrary herein, except for claims based on fraud in connection with this Agreement and the transactions contemplated hereby, the aggregate liability of each Member for Losses under this Article XI shall not exceed in the aggregate, the lesser of (x) the Pro Rata Share of the Adjusted Purchase Price actually received by such Member from Seller pursuant to this Agreement, and (y) such Member’s Pro Rata Share of such Losses.

(d)                                 Acknowledgment of Company, Members and Purchaser.  The Company and each of the Members acknowledge and agree that any amount recouped from the Escrow Fund shall not be subject to the individual Seller cap provided in Section 11.3(c).

(e)                                  Purchaser Indemnified Person Basket.  No Purchaser Indemnified Person shall be entitled to indemnification pursuant to Section 11.1(a)(i) unless and until the aggregate Losses incurred by all Purchaser Indemnified Persons in respect of all claims under Section 11.1(a)(i) collectively exceeds One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), whereupon Purchaser Indemnified Persons shall be entitled to indemnification hereunder (subject to the other provisions of this Article XI) from Seller, the Members and the Buyback Sellers for all such Losses in excess of such threshold.  The limitations set forth in this Section 11.3(e) shall not apply to claims based on fraud.

(f)                                   Seller Indemnified Person Basket and Limitations.  No Seller Indemnified Person shall be entitled to indemnification pursuant to Section 11.1(b)(i) unless and until the aggregate Losses incurred by all Seller Indemnified Persons in respect of all claims under

Section 11.1(b)(i) collectively exceeds One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), whereupon Seller Indemnified Persons shall be entitled to indemnification hereunder (subject to the other provisions of this Article XI) from Purchaser for all such Losses incurred by Seller Indemnified Persons (i.e., not just those in excess of such threshold).  The limitations set forth in this Section 11.3(f) shall not apply to claims based on fraud.

(g)                                  Insurance and Other Recoveries.

(i)                                     The amount of any Losses payable under this Article XI by an Indemnifying Person shall be net of amounts actually recovered under applicable insurance policies or from any other third party with indemnification obligations or from any other person responsible therefor.  If an Indemnified Person receives any amounts under applicable insurance policies or from any other third party with indemnification obligations or from any other person alleged to be responsible for any Losses subsequent to an indemnification payment by any Indemnifying Person, and provided the Indemnified Person has collected all sums due from the Indemnifying Person, then the amount of Losses to be recovered by the Indemnified Person shall be recalculated, taking into account the limitations of this Section 11.3, as if the such insurance proceeds or other payments had been made prior to the collection of any Losses under this Agreement and any excess Losses previously collected after such recalculation shall be repaid to the Indemnifying Person (or, in the case of Losses collected from the Escrow Fund, returned to the Escrow Fund); provided, however, that where Purchaser is the Indemnified Person, any such amounts collected and not returned to the Escrow Fund shall be paid to the Members’ Representative for distribution to the Seller.  Notwithstanding the foregoing or anything to the contrary set forth herein, but without limiting Section 11.3(l), in no event shall an Indemnified Person be required to pursue any insurance coverage or any third party with indemnification obligations or any other person responsible therefor in order to seek indemnification under this Article XI.

(ii)                                  The amount of Losses recoverable by an Indemnified Person under this Article XI with respect to an indemnity claim shall be reduced by the amount of any Income Tax savings actually realized by such Indemnified Person, or any Affiliate thereof on or before the close of the third Tax year following the Tax year in which an indemnity payment is received and which are clearly attributable to the Losses to which such indemnity claim relates, net of (i) any reasonable costs or expenses incurred by the Indemnified Person in connection with realizing such amount, (ii) any increased Tax liability which may result from the receipt of the indemnity payment relating to such Losses, and (iii) any reduction in or offset to any other Tax savings or benefit otherwise available to such Indemnified Person or any Affiliate thereof.  Any indemnity payment hereunder shall initially be made without regard to any net Income Tax savings and shall be reduced to reflect any such net Income Tax savings only after the Indemnified Person has actually realized such savings.  For purposes of this Agreement, an Indemnified Person shall have “actually realized” a net Income Tax savings to the extent that, and at such time as, the amount of cash Income Taxes paid by such Indemnified Person is reduced below the amount of Income Taxes that such Indemnified Person would have been required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Losses; provided, however, that in computing the amount of any such Income Tax savings, the Indemnified Person shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses.  In the event that there is a subsequent disallowance (in whole or in part) of any net Income Tax savings by any Governmental Entity, then the Indemnifying Persons shall (in the case of the Members, in accordance with their pro rata portion) pay to the Indemnified Person the amount of such net Income Tax savings disallowed plus interest.

(h)                                 Financial Statements Accrual.  No claim for indemnification may be made by a Purchaser Indemnified Person and no indemnification shall be required to the extent that the Losses sustained or incurred by such Purchaser Indemnified Person for which indemnification is sought were reflected in the purchase price adjustment pursuant to Section 2.5.

(i)                                     Calculation of Losses.  For purposes of calculating Losses in connection with an indemnification claim made under this Article XI, no Party will be obligated to any other Person for any consequential, indirect, special, exemplary or punitive damages.  Notwithstanding the previous sentence, with respect to Losses in connection with a Third Party Claim, the Indemnifying Person shall be required to indemnify the Indemnified Person for consequential, indirect, special, exemplary or punitive damages to the extent that the Indemnified Person has been required to pay such damages to any third Person. In connection with a claim for indemnity under Section 11.1(a), for purposes of determining the amount of any Losses resulting from such breach, each such representation or warranty shall be considered without regard to any limitation or qualification as to materiality, Material Adverse Effect or similar qualifier set forth in such representation or warranty.

(j)                                    Sole Remedy; Nature of Representations.  Except with respect to claims based on fraud, after the Closing the indemnification provided in this Article XI (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby, the ownership of equity interests of the Company by Seller and for the breach of any representation, warranty, covenant or agreement contained herein. Without limiting the foregoing, the Parties acknowledge and agree that all representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.  No Person is asserting the truth of any representation or warranty set forth in this Agreement; rather the Parties have agreed that should any representations or warranties of any Party prove untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, and that no other rights, remedies or causes of action (whether in law or equity or whether in contract or tort) are permitted to any Party as a result of the untruth or any such representation or warranty.

(k)                                 Right of Contribution.  Neither Seller nor any Member shall have any right of contribution against the Company with respect to any breach by Seller or any Member or the Company of any of their respective representations, warranties, covenants or agreements.

(l)                                     Mitigation.  Each Party will use its commercially reasonable efforts to mitigate any Losses for which such Party is or may become entitled to be indemnified hereunder.

Section 11.4                             Adjustment to Purchase Price.  All payments under Article XI shall be treated as adjustments to the Adjusted Purchase Price, unless otherwise required by applicable Legal Requirements.

ARTICLE XII

TAX MATTERS

Section 12.1                             Preparation and Filing of Tax Returns: Payment of Taxes.

(a)                                 Seller shall prepare or cause to be prepared all Tax Returns for any Income Taxes of the Company and any Subsidiary for all taxable periods that end on or before the Closing Date.  The Seller shall pay to the Purchaser all Taxes, if any, imposed on the Company in respect of each such Tax Return to the extent such Taxes are not accounted for in determining the Working Capital as of the Closing, at least 5 days prior to the due date for such Taxes.  The Purchaser shall file or cause to be filed each such Tax Return and remit the Taxes due to the appropriate Governmental Entity.

(b)                                 The Purchaser shall prepare or cause to be prepared and file all other Tax Returns of the Company and the Subsidiaries required to be filed after the Closing Date, and shall pay all Taxes shown thereon or otherwise imposed on or payable by the Company or the Subsidiaries after the Closing Date; provided, however, that within fifteen (15) days after the date on which the Purchaser pays or caused to be paid any such Taxes, the Seller shall reimburse the Purchaser to the extent any payment the Purchaser is required to make relates to the operations of the business of the Company or any Subsidiary for any period ending (or deemed pursuant to Section 12.2(b) to end) on or before the Closing Date to the extent such Taxes are not accounted for in determining the Working Capital as of the Closing.

(c)                                  Any Tax Return to be prepared and filed for Taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return unless otherwise required by a Legal Requirement.  The Purchaser shall provide the Seller with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Seller for review and comment) at least 15 days prior to the filing of such Tax Return in the case of income Tax Returns, and in such period of time prior to filing as the Purchaser shall reasonably determine to be practicable in the case of other Tax Returns.  The Purchaser shall report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of the Seller to the extent such reporting is allowable without risk of the imposition of penalties or additions to Tax as determined by the Purchaser in consultation with its Tax advisors.

(d)                                 Any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally between the Purchaser, on the one hand, and the Seller, on the other, and each shall be responsible for one-half of such Taxes.  Notwithstanding anything herein to the contrary, in no even shall the Purchaser or the Company be responsible for any income or capital gains Taxes or Taxes based on income, gains, or gross receipts of the Seller or its members.  The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, the other parties will join in the execution of any such Tax Returns and other documentation.  In addition, Seller shall be solely responsible for any and all Taxes, including, but not limited to, withholding Taxes, interest and penalties related in any way to any and all compensatory payments made to employees or any other Person made by Seller (or the Company or its Subsidiaries) in connection with the transactions contemplated hereunder.

Section 12.2                             Certain Tax Attributes of Company and Seller.

(a)                                 The Purchaser and the Seller agree that if the Company or any Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Purchaser and the Seller shall treat such day as the last day of a taxable period.

(b)                                 Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by the Purchaser or its Affiliates, and the portion of any such Taxes allocable to the portion of such period ending on the Closing Date (and as to which Seller shall reimburse the Purchaser) shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 12.1(d), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period; provided, however, that appropriate adjustment shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case Seller shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case the Company and Purchaser (as opposed to Seller) shall be responsible for any Taxes related thereto).  For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 12.2(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(c)                                  Transactions caused by the Purchaser that occur on the Closing Date but after the Closing and that are not incurred in the Ordinary Course of Business of the Company or its Subsidiaries shall be considered to be attributable to the period that commences on the day following the Closing Date.

Section 12.3                             Tax Refunds; Tax Attributes.

(a)                                 The Seller shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of the Company or any Subsidiary attributable to taxable periods ending (or deemed pursuant to Section 12.2(b) to end) on or before the Closing Date to the extent such refunds were not taken into account in the Working Capital as of the Closing.  The Purchaser and its Affiliates shall cooperate with the Seller in obtaining any refund to which the Seller is entitled under this Section 12.3.

(b)                                 The Purchaser and/or its Affiliates, as the case may be, shall be entitled to (i) any refunds (including any interest paid thereon) or credits of Taxes of the Company or any Subsidiary attributable to taxable periods beginning (or deemed pursuant to Section 12.2(b) to begin) after the Closing Date and (ii) any refunds taken into account in the Working Capital as of the Closing.

(c)                                  The Purchaser shall promptly forward to or reimburse the Seller for any such refunds (including any interest paid thereon) or credits due to the Seller after receipt thereof, and the Seller shall promptly forward to the Purchaser or reimburse the Purchaser for any such refunds (including any interest paid thereon) or credits due to the Purchaser after receipt thereof.

(d)                                 The Parties agree that the transaction expenses incurred by the Company or the Seller (or otherwise paid by the Members), including any bonus payments payable by the Seller in connection with the Transaction and the SAR Payments incurred by the Seller (or otherwise paid by the Members), shall be deducted or capitalized for Tax purposes, as required by applicable law, on the Closing Date and reported on the Income Tax Returns of the Seller that include the Closing Date, and any deductions for such amounts shall pass through to the Members in accordance with Section 1366 of the Code and any analogous provision of state or local law.

Section 12.4                             Post-Closing Actions.  Unless required by a Legal Requirement, the Purchaser shall not (and shall not cause or permit any Company or Subsidiary to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to the Company or any Subsidiary or agree to the waiver of any extension or the statute of limitations, with respect to any taxable period ending (or deemed pursuant to Section 12.2(b) to end) on or before the Closing Date, without the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed).

Section 12.5                             Cooperation on Tax Matters; Tax Audits.

(a)                                 The Purchaser, the Seller, the Company and the Subsidiaries and their respective Affiliates shall cooperate in the preparation and filing of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information and in any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation, and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Company or any Subsidiary, and providing copies of all relevant Tax Returns to the extent related to the Company or any Subsidiary, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and Tax basis of property, which the requested Party may possess.  Each of the Purchaser and the Seller agree to, and, in the case of the Purchaser, it agrees to cause the Company and the Subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Company or the Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.  The Purchaser, the Seller, the Company and the Subsidiaries and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b)                                 The Seller shall have the right, at their own expense, to control any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes of the Seller for any Taxable period ending on or before the Closing Date.  The Purchaser shall have the right, at its own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the business of the Company or any Subsidiary (with the Seller to cooperate and consult with the Purchaser with respect to any such matter as provided in Section 12.5(a) hereof); provided that, with respect to any item the adjustment of which may cause the Seller to become obligated to make any payment pursuant to Section 12.1 hereof, the Purchaser shall consult with Seller regarding the resolution of any issue that would affect such Seller, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 12.6                             Termination of Tax Sharing Agreements.  All Tax sharing agreements or similar arrangements with respect to or involving the business of the Seller, the Company, or any Subsidiary shall be terminated prior to the Closing Date and, after the Closing Date, the Purchaser, the Company, the Subsidiaries and their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

Section 12.7                             Tax Treatment.  The Parties agree that, for purposes of determining the Tax treatment to the Purchaser and Seller of the acquisition and sale of all of the Shares, the Purchaser shall be treated as acquiring, and the Seller shall be treated as selling, the assets of the Company in exchange for the consideration paid for the Shares pursuant to this Agreement (including any assumed liabilities to the extent properly taken into account under the Code).  The Parties shall file all Tax Returns in a manner consistent with such Tax treatment, and no Party shall take any position that is inconsistent with such Tax treatment, except to the extent otherwise required by law.

Section 12.8                             Purchase Price Allocation.  The consideration paid for the Shares as finally determined hereunder and the liabilities of the Company (plus other relevant items to the extent included in amount realized for income Tax purposes) shall be allocated among the assets of the Company based on their fair market values in accordance with Sections 1060 of the Code (the “Purchase Price Allocation”).  Purchaser shall deliver to Members’ Representative within ninety (90) days of the Closing a proposed Purchase Price Allocation. Members’ Representative shall have an opportunity to review the proposed Purchase Price Allocation, and the parties shall resolve any disagreements in accordance with the procedures set forth in Section 2.4(d) - (f).  Purchaser, the Company and each Seller shall file all Tax Returns in a manner consistent with the Purchase Price Allocation, and none of the parties will voluntarily take any position inconsistent with the Purchase Price Allocation in any inquiry, assessment, proceeding or other similar event relating to Taxes.  Purchaser and each Seller shall notify one another with respect to any action, audit or controversy by a Governmental Entity relating to the Purchase Price Allocation.

Section 12.9                             S Corporation Status.  Neither the Seller nor the members of Seller may revoke the Seller’s election to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code.  Neither the Seller nor the members of Seller may take or allow any action that would result in the termination of the Seller’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                             Proprietary Information.

(a)                                 From and after the Closing, Seller and the Members shall not, and shall cause their respective Affiliates to not, disclose or make use of any information relating to the business of the Company which is not generally known by, nor easily learned or determined by, Persons outside the Company (collectively referred to herein as “Proprietary Information”) including (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company or Purchaser; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company, or Purchaser as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded.  Proprietary Information shall not include such information that Seller or the Members can demonstrate is generally available to the public (other than as a result of a disclosure by Seller or a Member in violation of this Agreement) or is disclosed by Seller or a Member in the course of his or her employment with the Company following the Closing.

(b)                                 Seller and each Member agrees that the remedy at law for any breach of this Section 13.1 would be inadequate and that Purchaser or the Company shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 13.1.

Section 13.2                             Consent to Amendments.  This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by each of the Company, Seller, each of the Members and Purchaser.  No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.  Seller and each Member expressly agrees that the Members’ Representative may consent to any such amendment, modification or waiver on behalf of the Seller.

Section 13.3                             Entire Agreement.  This Agreement, including the Schedules attached hereto, the Confidentiality Agreement, and the other agreements referred to herein constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 13.4                             Successors and Assigns.  Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Purchaser (on the one hand), or Seller or Members (on the other hand) without the prior written consent of the other such Party, provided that, notwithstanding the foregoing, Purchaser may designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 13.5                             Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.  EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE STATE COURTS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.6                             Notices.  All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by email with confirmation to the email address specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 13.6:

If to Seller or Members’ Representative, to:

Thomas J. Litle IV

c/o Litle & Co. LLC

900 Chelmsford Street, Tower Three

Lowell, MA 01851

with a copy, which shall not constitute notice to Seller or Members’ Representative, to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention:                                         Mark G. Borden (mark.borden@wilmerhale.com)

Jeffrey A. Stein (jeff.stein@wilmerhale.com)

If to Purchaser, to:

National Processing Company

c/o Vantiv, LLC

8500 Governor’s Hill Drive

Maildrop 1GH1Y1

Cincinnati, OH  45249-1384

Attention:  General Counsel/Legal Department

(Ned.Greene@vantiv.com; and Jared.Warner@vantiv.com)

with a copy, which shall not constitute notice to Purchaser, to:

Ulmer & Berne LLP

Skylight Office Tower

1660 West 2nd Street, Suite 1100

Cleveland, OH  44113-1448

Attention:  Sean T. Peppard, Esq. (speppard@ulmer.com)

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the Business Day after deposit with a reputable overnight courier service, as the case may be.

Section 13.7                             Schedules.  The Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

Any disclosure made in any Schedule to this Agreement which would reasonably be apparent on its face to be responsive to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific cross reference is made thereto. The disclosure of any item or matter in any Schedule hereto shall not be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.  From time to time after the date hereof, the Seller and the Company shall disclose in writing to Purchaser any material variances to the representations and warranties contained in this Agreement and not disclosed by the Schedules (each, a “Disclosure Supplement”), provided, however, that the disclosures and information provided in a Disclosure Supplement shall not amend or supplement the Schedules for purposes of the indemnification obligations of Article XI hereof.

Section 13.8                             Specific Performance.  Each party hereto acknowledges and agrees that the other parties hereto may be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each party hereto agrees that the other parties hereto may be entitled, in addition to other rights or remedies existing in their favor, to injunctive or other relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in each case without the requirement of posting a bond or proving actual damages (which requirements the other parties shall waive).

Section 13.9                             Counterparts.  The parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 13.10                      No Third-Party Beneficiaries.  Except as expressly set forth elsewhere herein, including Section 7.5, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

Section 13.11                      No Strict Construction.  Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

Section 13.12                      Headings.  The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 13.13                      Members’ Representative.

(a)                                 By the execution and delivery of this Agreement, each of the Members hereby irrevocably constitutes and appoints Thomas J. Litle IV as the true and lawful agent and attorney-in-fact (the “Members’ Representative”) of Members with full power of substitution to act on behalf of Members in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Members’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power: (i) to act for Members with regard to all matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Members and to transact matters of litigation; (ii) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Members’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; (iii) to receive funds, make payments of funds, and give receipts for funds; (iv) to receive funds for the payment of expenses of the Members and apply such funds in payment for such expenses; (v) to do or refrain from doing any further act or deed on behalf of the Members that the Members’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as Members could do if personally present; and (vi) to receive service of process in connection with any claims under this Agreement.

(b)                                 The appointment of the Members’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Members’ Representative in all matters referred to herein.  The Members hereby confirm all that the Members’ Representative shall do or cause to be done by virtue of his appointment as the Members’ Representative.  The Members’ Representative shall act for all Members on all of the matters set forth in this Agreement in the manner the Members’ Representative believes to be in the best interest of Members and consistent with the obligations under this Agreement, but the Members’ Representative shall not be responsible to Members for any losses or damages Members may suffer by the performance of his duties under this Agreement and the Members shall fully indemnify the Members’ Representative from and against any such losses or damages, other than any such losses or damages arising from willful violation of the law or gross negligence in the performance of his duties as Members’ Representative under this Agreement.

(c)                                  The Members agree to pay the expenses incurred by the Members’ Representative under the authorization granted in Section 13.13(a).  Any expense, liability or obligation that the Members’ Representative incurs or pays on behalf of a Member or group of Members shall be promptly reimbursed by Member on whose behalf such expenses were paid.  In the event any Member does not promptly reimburse the Members’ Representative for any such expense, liability or obligation, the Members’ Representative shall have the right to withhold and keep such amount from any payments to be made to such Member hereunder.

(d)                                 If the Members’ Representative should die, become disabled or otherwise unable to fulfill his responsibility as agent and attorney-in-fact of Member hereunder, then Members who held a majority of the Shares of the Seller immediately prior to the Closing (the “Requisite Member”) are authorized and shall, promptly after such death, disability or other event, appoint a successor Members’ Representative and, promptly thereafter, notify Purchaser of the identity of such successor.  Any such successor shall become the “Members’ Representative” for purposes of the Transaction Agreements.  If for any reason there is no Members’ Representative at any time, all references herein to the Members’ Representative shall be deemed to refer to the Requisite Member.

Section 13.14                      Conflict Waiver.  The Purchaser and the Company understand that the Company has been represented by Wilmer Cutler Pickering Hale and Dorr LLP (the “Firm”) as counsel to the Company, including in the preparation, negotiation and execution of this

Agreement and the Escrow Agreements and the transactions contemplated hereby and thereby.  The Company and the Purchaser acknowledge and agree that the Firm may after the Closing represent the Members’ Representative, the Members and/or their affiliates in matters related to the transactions contemplated by this Agreement and/or the Escrow Agreement including the representation of such persons or entities in matters related to post-Closing claims made by Purchaser, the Company and any other parties under this Agreement and other claims that may arise out of or relate to this Agreement.  The Purchaser and the Company hereby acknowledge, each on behalf of itself and its Affiliates, that each has had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation with respect to the matters contemplated by this Agreement and/or the Escrow Agreements and the transactions contemplated hereby and thereby.

Section 13.15                      Guarantee.  The Parent hereby guarantees, as a primary obligor and not merely as a surety, to the Seller the due, punctual and complete discharge of all payment and performance obligations of the Purchaser under this Agreement.  If the Purchaser fails to discharge any of its payment or performance obligations when due, then such obligation shall, at the option of the Members’ Representative, become immediately due and payable and the Members’ Representative may at any time and from time to time, at the Members’ Representative’s option, and so long as the Purchaser has failed to pay or perform such obligation in full, take any and all actions available hereunder to collect such obligation from the Parent.  The Members’ Representative shall not be required to make any demand upon, or to pursue or exhaust any right or remedy against, the Purchaser prior to exercising its rights under this Section 13.15, and no delay or omission on the part of the Members’ Representative in exercising the Seller’s rights hereunder shall operate as a waiver or relinquishment of such rights or remedies.  The Parent’s obligations under this paragraph are independent of the obligations of the Purchaser, and a separate action or actions may be brought against the Parent whether or not action is brought against the Purchaser and whether or not the Purchaser is joined in any such action or actions, provided that such separate action or actions are brought against the Parent solely in accordance with the terms of this Agreement.  The Members’ Representative shall not be required to exhaust its recourse against the Purchaser or any collateral securing any obligation before requiring or being entitled to payment from the Parent under this paragraph.  To the fullest extent permitted by applicable Legal Requirements, the Parent hereby waives any and all defenses available to it as a guarantor or surety (other than the defense that the obligation has been satisfied).  The liability of the Parent under this paragraph shall be absolute, unconditional and continuing, irrespective of: (i) any lack of validity, legality, or enforceability of any provision of this Agreement, or avoidance or subordination of any of the obligations under this Agreement; (ii) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the obligations under this Agreement; (iii) the absence of any attempt to collect any of the obligations under this Agreement from the Purchaser or from any other guarantor or the election of any remedy by the Seller or Members’ Representative; (iv) any waiver, release, adjustment, renewal, consent, extension, forbearance or granting of any indulgence by the Seller or Members’ Representative with respect to any provision of this Agreement or any obligations under this Agreement; (v) the election by the Seller or Members’ Representative in any insolvency or bankruptcy proceeding; (vi) the disallowance, under any insolvency or bankruptcy proceeding of all or any portion of the claims of the Seller or Members’ Representative for payment of any of the obligations under this Agreement; (vii) the existence of any claim, defense, set-off, recoupment, or other rights which the Parent may have at any time against the Purchaser, Members’ Representative or Seller, or any other corporation or person, whether in connection herewith or with any related or unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim or defense by separate suit or compulsory counterclaim; (viii) any change in the name, business, shareholdings, directorate, powers, objects, organization, capital structure or management of the Purchaser or Parent; or (x) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the Purchaser or the Parent.  The obligations of Parent under this paragraph constitute a continuing guaranty and shall (i) remain in full force and effect until indefeasible payment and performance in full of all obligations and all other amounts payable under this Agreement, (ii) be binding upon the Parent, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Seller and the Members’ Representative and their respective successors and assigns.  The guaranty contained in this paragraph shall remain in full force and effect and continue to be effective should any of the Purchaser or Parent become insolvent, make an assignment for the benefit of creditors, have a receiver or trustee be appointed for all or any significant part of any of the Purchaser or Parent’s assets, or become subject to any insolvency or bankruptcy proceeding, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the obligations under this Agreement is rescinded or reduced in amount, or must otherwise be restored or returned, whether as a “voidable preference,” “fraudulent transfer,” or otherwise.

Section 13.16                      Canadian Subsidiary.  For purposes of this Agreement, any consequences arising from the dissolution of the Canadian Subsidiary and the assignment of any agreement to which the Canadian Subsidiary is a party shall be disregarded, including when determining compliance by the Company and the Seller with the representations, warranties and covenants contained herein and the existence of a Material Adverse Effect.

Section 13.17                      Transaction Structure.  At the Company’s reasonable request, subject to Purchaser’s consent, which shall not be unreasonably withheld, the Parties agree to modify the structure of the Transaction such that the acquisition of the Shares shall be effected through a reverse triangular merger without otherwise affecting the rights and obligations of the Parties.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date first written above.

PURCHASER:		PARENT:

NATIONAL PROCESSING COMPANY		VANTIV, LLC

By:	/s/ Nelson F. Greene	By:	/s/ Charles Drucker
	Name: Nelson F. Greene		Name: Charles Drucker
	Title: Secretary		Title: Chief Executive Officer and President

THE COMPANY:		MEMBERS’ REPRESENTATIVE:

LITLE & CO. LLC

By:	/s/ Thomas J. Litle	/s/ Thomas J. Litle
	Name:	Thomas J. Litle IV, in his capacity as Seller’s Representative
Title:

SELLER:

LITLE HOLDINGS LLC

By:	/s/ Thomas J. Litle
Name:
Title:

Signature Page to Membership Interest Purchase Agreement

MEMBERS:

/s/ Thomas J. Litle		/s/ Joan B. Litle
Thomas J. Litle IV		Joan Burden Litle

/s/ Virginia R. Litle		/s/ Thomas J. Litle
Virginia R. Litle		Thomas J. Litle V

The Virginia R. Litle GST Trust		The Thomas J. Litle V GST Trust

By:	/s/ Thomas J. Litle	By:	/s/ Thomas J. Litle
	Thomas J. Litle V		Thomas J. Litle V
	Trustee		Trustee

The Virginia R. Litle GST Trust, II		The Thomas J. Litle V GST Trust, II

By:	/s/ Thomas J. Litle	By:	/s/ Thomas J. Litle
	Thomas J. Litle V		Thomas J. Litle V
	Trustee		Trustee

The Virginia R. Litle Gift Trust - 2006		The Thomas J. Litle V Gift Trust - 2006

By:	/s/ Thomas J. Litle	By:	/s/ William G. Steele
	Thomas J. Litle		William G. Steele
	Trustee		Trustee

The Joan B. Litle GRAT TR under Art 4th		The Joan B. Litle GRAT TR under Art 4th
FBO Virginia R. Litle		FBO Thomas J. Litle V

By:	/s/ Thomas J. Litle	By:	/s/ Thomas J. Litle
	Thomas J. Litle V		Thomas J. Litle V
	Trustee		Trustee

Signature Page to Membership Interest Purchase Agreement

The Thomas J. Litle IV GRAT TR under		The Thomas J. Litle IV GRAT TR under
Art 4th FBO Virginia R. Litle		Art 4th FBO Thomas J. Litle V

By:	/s/ Thomas J. Litle	By:	/s/ Thomas J. Litle
	Thomas J. Litle V		Thomas J. Litle V
	Trustee		Trustee

Signature Page to Membership Interest Purchase Agreement